Exhibit 10.1

SHARE PURCHASE AGREEMENT

between

THE VARIOUS SHAREHOLDERS OF
SAMCO SHIPHOLDING PTE. LTD.
(AS SET OUT IN SCHEDULE 1)

and

DHT HOLDINGS, INC.

Dated as of September 9, 2014

TABLE OF CONTENTS

i

Annexes, Schedules and Exhibits

INDEX OF DEFINED TERMS

SCHEDULE 1	List of Sellers
SCHEDULE 2	Company, Subsidiaries and Vessels
SCHEDULE 3	Actual Equity Amount Statement

EXHIBIT A	Form of Escrow Agreement

SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of September 9, 2014, between the VARIOUS SELLING SHAREHOLDERS (whose names are set out in Schedule 1, collectively, the “Sellers” and each a “Seller”) and DHT HOLDINGS, INC. (“Purchaser”).

RECITALS

Samco Shipholding Pte. Ltd., a private company limited by shares incorporated under the laws of the Republic of Singapore (“Company”), has an issued and paid-up share capital of $51,626,316 comprising 5,100 ordinary shares at the date of this Agreement (the “Shares”).  The Shares are owned by Sellers in the amounts set forth opposite such Seller’s name in Schedule 1 (with respect to each Seller, as applicable, the “Seller Shares”).

Purchaser desires to purchase from each Seller, and each Seller desires to sell to Purchaser, the Seller Shares.

On or prior to the date of this Agreement, each POA Seller has executed and delivered a valid power of attorney in the form previously agreed between Sellers and Purchaser (each a “Power of Attorney”) appointing each of Samaual Abdullah T Bakhsh and Bengt Axel Olof Hermelin (each a “POA Attorney”) as attorney with authority to act, in the name of such POA Seller and on such POA Seller’s behalf, in relation to this Agreement and the transactions contemplated hereby, including to sign, execute, deliver and/or issue this Agreement in the name of such POA Seller and on such POA Seller’s behalf.

Accordingly, the parties hereby agree as follows:

ARTICLE I

Purchase and Sale of Shares; Closing

SECTION 1.01.      Purchase and Sale of the Shares.

(a)          On the terms and subject to the conditions of this Agreement, Sellers shall sell to Purchaser, and Purchaser shall purchase from Sellers, the Shares.  The Sellers irrevocably waive any right of pre-emption conferred on each of them by the articles of association of the Company or otherwise over the Shares.

(b)          Purchaser shall not be obliged to purchase, and the Sellers shall not be obliged to sell, any of the Seller Shares unless the sale and purchase of all of the Shares is completed simultaneously.

(c)          The aggregate consideration payable by Purchaser for the Seller Shares shall be:

(i)             the payment by Purchaser to the Sellers at the Closing of an aggregate amount equal to $317,005,000 (the “Initial Purchase Price”), less the Escrow Amount pending final determination of the Actual Equity Amount in accordance with Section 1.02 and Schedule 3; and

(ii)            such further payment or adjustment payment as is provided for under Section 1.02, made by Purchaser to the Sellers or by the Sellers to Purchaser (as the case may be).

The Initial Purchase Price, as adjusted pursuant to Section 1.01(c)(ii) and Section 1.02, is referred to as the “Purchase Price”.  The Purchase Price shall be allocated among Sellers in their Respective Percentages as set out opposite their respective names in Schedule 1.  The sale and purchase of the Shares is referred to in this Agreement as the “Acquisition”.

SECTION 1.02.      Purchase Price Adjustment.

(a)          If the Actual Equity Amount is:

(i)            a sum which is greater than the Provisional Equity Amount, Purchaser shall pay to the Sellers in accordance with Section 1.02(b) a sum equal to the difference and Purchaser and the Sellers Representative shall jointly instruct the Escrow Agent to pay to the Sellers, from the Escrow Fund and in accordance with Section 1.02(b), the entire amount of the Escrow Fund (including such interest, if any, that has accrued on such sum); or

(ii)           a sum which is less than the Provisional Equity Amount:

(1)
and in the event the difference is less than the Escrow Amount, Purchaser and the Sellers Representative shall jointly instruct the Escrow Agent to pay: (A) to Purchaser, from the Escrow Fund and in accordance with Section 1.02(b), a sum equal to such difference (together with such interest, if any, that has accrued on such sum); and (B) to the Sellers, from the Escrow Fund and in accordance with Section 1.02(b), the balance of the Escrow Fund (together with such interest, if any, that has accrued on such sum);

(2)
and in the event the difference exceeds the Escrow Amount, Purchaser and the Sellers Representative shall jointly instruct the Escrow Agent to pay to Purchaser, from the Escrow Fund and in accordance with Section 1.02(b), the entire amount of the Escrow Fund (together with such interest, if any, that has accrued on such sum) and Sellers shall pay to Purchaser in accordance with Section 1.02(b) a sum equal to such difference minus the Escrow Amount; or

(iii)           equal to the Provisional Equity Amount, Purchaser and the Sellers Representative shall jointly instruct the Escrow Agent to pay to the Sellers, from the Escrow Fund and in accordance with Section 1.02(b), a sum equal to the Escrow Amount (together with such interest, if any, that has accrued on such sum).

(b)          Any sum payable under Section 1.02(a) shall be paid:

(i)            within 14 Business Days after the date of the Actual Equity Amount being finally determined pursuant to the procedures set forth in Schedule 3; and

(ii)           by electronic funds transfer for same day value to:

(1)	(where such sum is payable to the Sellers) to the bank accounts designated by the Sellers Representative in the Escrow Account release instructions; or

(2)
(where such sum is payable to Purchaser) the Purchaser’s bank account designated in writing by Purchaser (such designation to be made at least two Business Days prior to the anticipated date of such payment).

(c)           For the purposes of determining the Actual Equity Amount, the provisions of Schedule 3 shall apply.

SECTION 1.03.      Closing Date.  The closing of the Acquisition (the “Closing”) shall take place on the second Business Day following the satisfaction (or, to the extent permitted by Applicable Law, the waiver by all the parties) of the conditions set forth in Section 6.01 and the satisfaction (or, to the extent permitted by Applicable Law, the waiver by the party entitled to the benefit thereof) of the conditions set forth in Sections 6.02 and 6.03, at such time and place as shall be agreed between the Sellers and Purchaser.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.04.      Transactions To Be Effected on the Closing Date.

(a)          At the Closing, the Sellers shall deliver to Purchaser (or, in the case of the items described in Section 1.04(a)(iv) and 1.04(a)(v), make available and resident at the office of the Company’s corporate secretary, where such items relate to the Company, and make available and resident at the relevant Subsidiary’s registered office, where such items relate to any Subsidiary, or, in the case of the items described in Section 1.04(a)(v), make available and resident at the Company’s premises at 20 Science Park Road, Singapore):

(i)             a separate share transfer form from each Seller in respect of such Sellers’ Seller Shares duly executed and completed in favor of Purchaser, together with copies of the powers of attorney or other authority under which any such transfers have been executed, where required;

(ii)            the original share certificates representing the Seller Shares (or an express indemnity in a form satisfactory to the Purchaser in the case of any certificate found to be missing);

(iii)           duly completed working sheets computing the net asset value per share in the form prescribed by the Stamp Duty Branch of the Inland Revenue Authority of Singapore and signed by a director or the secretary of the Company in respect of the share transfers referred to in Section 1.04(a)(i);

(iv)           in respect of the Company and each of the Subsidiaries, all its statutory and minute books (each duly written up to the date immediately prior to the Closing Date), its common seal (if any), certificate of incorporation and any certificate on change of name and the share certificates in respect of the shares held in the Non-Vessel Subsidiaries and the Goodwood Shares;

(v)            in respect of the Company and each of the Subsidiaries, all other books and records of the Company and its Subsidiaries, including all financial, accounting and banking books and records of the Company and each Subsidiary;

(vi)           certificates of good standing dated within 5 Business Days of Closing for:

(1)          the Company from the Singapore accounting and corporate regulatory authority; and

(2)          each of the Subsidiaries from the Cayman Islands general registry of companies;

(vii)         letters of resignation (in a form agreed between the Sellers and the Purchaser) duly executed by Samaual Abdullah Bakhsh, Omnia Abdullah Bakhsh and Loke Mun-Tze Jacqueline Joelle, resigning from their offices as directors of the Company as of Closing, acknowledging that they have no claims against the Company;

(viii)        the New Service Contracts duly executed by the Existing Employee counterparty and the Company;

(ix)          certified copies of the resolutions of the board of directors of the Company resolving that:

(1)
the transfers mentioned in Section 1.04(a)(i) be approved and registered by the Company (subject only to their being duly stamped) and a definitive share certificate in the name of Purchaser for all the Shares be issued and delivered to Purchaser;

(2)	the persons named in Section 1.04(c) be validly appointed as the directors of the Company as of the Closing;

(3)	the resignations of the directors of the Company referred to in Section 1.04(a)(vii) above be accepted so as to take effect as of the Closing; and

(4)	the New Service Contracts be approved by the Company and that the execution of the same on behalf of the Company be authorized.

(b)          At the Closing, Purchaser shall:

(i)             deliver copies of the resolutions or approvals of the board of directors of Purchaser authorizing the purchase by Purchaser of the Seller Shares and the other transactions contemplated by this Agreement and the execution of the relevant documents relating to the Acquisition;

(ii)            pay:

(1)          to each Seller, by wire transfer of immediately available funds for value on the Closing Date, to a bank account (or bank accounts) designated in writing by such Seller (such designation to be made at least two Business Days prior to the Closing Date), an amount in cash equal to the amount set out against such Seller’s name in column (D) of the table in Schedule 1; and

(2)          into the Escrow Fund in accordance with the Escrow Agreement, a sum equal to the Escrow Amount;

(iii)           procure that the Company submits all necessary filings and makes all necessary entries in the corporate records of the Company to effect and record the transactions contemplated by this Agreement.

(c)          With effect from Closing, Svein Moxnes Harfjeld and Trygve P. Munthe shall be appointed as directors of the Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified in accordance with Applicable Law and the Company Articles, as the case may be.

(d)          At the Closing, Purchaser and Bengt Axel Olof Hermelin, serving as trustee for each of the Sellers (the “Sellers Representative”), shall enter into an escrow agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”) with an agent to be selected by Purchaser and the Sellers (the “Escrow Agent”), and an amount equal to $5,000,000 (the “Escrow Amount”) shall be deposited with the Escrow Agent by Purchaser in accordance with Section 1.04(b)(ii)(2) and pursuant to the terms of the Escrow Agreement, which amount shall be held by the Escrow Agent in an escrow fund (the “Escrow Fund”) pending final determination of the Actual Equity Amount in accordance with Section 1.02 and Schedule 3. The fees and expenses of the Escrow Agent shall be borne equally between Purchaser (on the one hand) and the Sellers (on the other hand) in accordance with the Escrow Agreement.

Following the final determination of the Actual Equity Amount in accordance with the provisions of Schedule 3, the Sellers Representative and Purchaser undertake to cooperate to issue a release instruction in accordance with the terms of the Escrow Agreement, to the Escrow Agent within 10 Business Days after the date of the Actual Equity Amount being finally determined pursuant to the procedures set forth in Schedule 3, directing the Escrow Agent to release and pay the Escrow Amount from the Escrow Fund in accordance with the terms of this Agreement.

Each of the Sellers hereby agrees and acknowledges that they have each appointed Bengt Hermelin as the “Sellers Representative” for the purposes of the Escrow Agreement and they approve and instruct him to open up the Escrow Account in his sole name (and that of the Purchaser) for the purposes required by the Escrow Agreement. Furthermore, the Sellers acknowledge and agree that the Escrow Amount shall be paid into the Escrow Account, and that the Escrow Account shall be operated in accordance with the Escrow Agreement, including that the fees owed to the Escrow Agent will be borne equally between Purchaser (on the one hand) and the Sellers (on the other hand) in accordance with the Escrow Agreement.  The Sellers also acknowledge that Bengt Hermelin alone shall be the account holder and signatory to the Escrow Account and Bengt Hermelin is authorised on the Sellers’ behalf to handle any amounts released from the Escrow Account in accordance with this Agreement and the Escrow Agreement, and that he alone shall be responsible for remitting such amounts in the Relevant Percentages to the Sellers after their release.

ARTICLE II

Warranties Relating to Each Seller

Each Seller hereby warrants to Purchaser, severally and not jointly, as follows:

SECTION 2.01.      Standing and Power; Authority.  Such Seller is a natural person and has full power and authority and is competent to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby.  The execution and delivery by such Seller of this Agreement and the consummation by such Seller of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary action on the part of such Seller.

SECTION 2.02.      Execution and Delivery; Enforceability.  Such Seller has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject in each case to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and (ii) the effect of equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

SECTION 2.03.      Powers of Attorney.  (a)  The Power of Attorney of each POA Seller has been duly authorized, executed and delivered by such POA Seller and constitutes such POA Seller’s legal, valid and binding obligation, enforceable against such POA Seller in accordance with its terms, subject in each case to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and (ii) the effect of equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)           Each POA Attorney is a natural person, has been duly authorized by each POA Seller and has full power and authority and is competent to execute this Agreement and to consummate and cause the consummation of the Acquisition and the other transactions contemplated hereby, in each case in the name of such POA Seller and on such POA Seller’s behalf.

(c)           The Sellers have made available to Purchaser true and complete copies of each Power of Attorney.

SECTION 2.04.      No Conflicts; Consents.  (a)  The execution and delivery by such Seller of this Agreement does not and the consummation of the Acquisition and the other transactions contemplated hereby and compliance by such Seller with the terms hereof and thereof will not, (i) result in the creation of any Lien upon any of such Seller’s Shares, (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Seller (other than such Seller’s Shares) under, any provision of any Contract to which such Seller is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 2.04(b), conflict with, or result in any violation of any provision of, any judgment, order or decree (“Judgment”) or Applicable Law, in each case, applicable to such Seller or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of such Seller to perform its obligations under this Agreement or a material adverse effect on the ability of such Seller to consummate the Acquisition and the other transactions contemplated hereby (any such material adverse effect, a “Seller Material Adverse Effect”).

(b)           No material consent, approval, waiver, license, permit, order or authorization (“Consent”) of or from, or registration, declaration, notice or filing made to or with, any Governmental Entity is required to be obtained or made by or with respect to such Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby, other than (i) the Regulatory Approvals and (ii) compliance with and filings under the Securities Act, the Exchange Act, applicable state securities or blue sky laws and the rules and regulations of any securities exchange.

SECTION 2.05.      Litigation.  As of the date of this Agreement (a) there is no material Proceeding pending or, to the knowledge of such Seller, threatened against such Seller and (b) to the knowledge of such Seller, such Seller is not a party to any Judgment or settlement agreement of or with a Governmental Entity that, in any case, individually or in the aggregate, has had or would reasonably be expected to have a Seller Material Adverse Effect.

SECTION 2.06.      The Seller Shares.  Such Seller has good and valid title to the Seller Shares, free and clear of all Liens.  Assuming Purchaser has the requisite power and authority to be the lawful owner of the Seller Shares, upon:  (i) delivery to Purchaser at the Closing of the items set forth in Section 1.04(a); (ii) the items referred to in Section 1.04(a)(i) being duly stamped by the Purchaser and then registered with and by the Company; and (iii) such Seller’s receipt of the amount set out against such Seller’s name in column (D) of the table in Schedule 1, good and valid title to the Seller Shares will pass to Purchaser, free and clear of any Liens, other than those arising from acts of Purchaser or its affiliates.  Other than this Agreement, the Seller Shares are not subject to any voting trust agreement, arrangement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Seller Shares.

SECTION 2.07.      Brokers.  Other than the Poten Arrangements (for which the Sellers shall be fully and solely responsible), no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Acquisition or the other transactions contemplated hereby based upon arrangements made by or on behalf of such Seller.

SECTION 2.08.      No Additional Representations and Warranties.  EXCEPT FOR THE EXPRESS WARRANTIES MADE BY SELLERS IN THIS AGREEMENT, SELLERS AND THE COMPANY MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE SHARES, THE COMPANY, THE SUBSIDIARIES OR ANY OTHER MATTER.

ARTICLE III

Warranties Relating to the Company

Sellers, severally and not jointly, hereby warrant to Purchaser that the following warranties in this Article III (the “Sellers Warranties”) are true and accurate at the date of this Agreement, except for the matters set forth in the Company Disclosure Letter which, subject to Section 3.23(c) and the provisions of the Company Disclosure Letter, qualify the Sellers Warranties:

SECTION 3.01.      Organization and Standing.   (a)  Each of the Company and the Subsidiaries and Goodwood is a corporation or other registered business entity duly incorporated, organized or registered (as the case may be), validly existing and in good standing (to the extent the concept is recognized in the applicable jurisdiction) under the laws of the jurisdiction of its organization and has full power and authority to enable it to own the Vessels and to enable it to own, lease or otherwise hold its other properties and assets and to conduct its businesses as presently conducted.  The term “Subsidiary” means each company or other entity listed in Part B of Schedule 2.

(b)           The Company has made available to Purchaser true and complete copies of (i) the memorandum of association of the Company, as amended to the date of this Agreement (the “Company Memorandum of Association”), and the articles of association of the Company, as amended to the date of this Agreement (the “Company Articles”), and (ii) the comparable governing instruments, each as amended to the date of this Agreement, of each Subsidiary and Goodwood.

SECTION 3.02.      Share Capital of the Company, the Subsidiaries and Goodwood.  (a)  The Seller Shares:

(i)             are ordinary shares in the capital of the Company (“Ordinary Shares”) and together constitute the entire issued and allotted shares of the Company;

(ii)            are beneficially and legally owned by the Sellers in the proportions set out in Schedule 1 and the Sellers have the right to exercise all voting and other rights over such Seller Shares;

(iii)           are the only class of share capital or other equity securities of the Company issued, reserved for issuance, allotted or outstanding;

(iv)           are duly authorized, validly issued and allotted and fully paid (or credited as fully paid) and, except as contemplated by this Agreement, are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Singapore Companies Act, the Company Memorandum of Association or the Company Articles or any Contract to which the Company is a party or otherwise bound; and

(v)            have not been and are not listed on any stock exchange or regulated market.

(b)          There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Ordinary Shares may vote (“Voting Company Debt”).

(c)          Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Subsidiary is a party or by which it is bound (i) obligating the Company or any Subsidiary to issue or allot, deliver or sell, or cause to be issued, delivered or sold, additional Ordinary Shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any share capital or other equity interest in, the Company, any Subsidiary or any Voting Company Debt or (ii) obligating the Company or any Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.  As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Ordinary Shares or other equity interests in the Company or any Subsidiary.

(d)          Schedule 2, Part B sets forth for each Subsidiary a description of its authorized share capital (including classes and authorized number of shares, where applicable), the number of shares issued and allotted in each class of share capital and the legal and beneficial owners of such issued and allotted shares.  The shares held by the Company in each Subsidiary:

(i)             have been duly authorized and validly issued and allotted;

(ii)            are fully paid;

(iii)           comprise the whole of the issued and allotted shares in each Subsidiary; and

(iv)           are owned directly or indirectly by the Company free and clear of all Liens (other than Liens pursuant to the Company Debt Facilities).

(e)           Schedule 2, Part C sets forth for Goodwood a description of its share capital (including classes and number of shares, where applicable), the number of shares issued and allotted in each class of share capital and the legal (and in the case of the shares held by the Company only, also the beneficial) owners of such issued and allotted shares.  The Goodwood Shares:

(i)             have been duly authorized and validly issued and allotted;

(ii)            are fully paid;

(iii)           in the aggregate, represent 50% of the whole of the issued and allotted shares of Goodwood; and

(iv)           are owned directly or indirectly by the Company free and clear of all Liens (other than Liens pursuant to the Company Debt Facilities).

(f)          The shares of the Subsidiaries and the Goodwood Shares are free of any restriction on the right to vote, sell or otherwise dispose of such share capital (other than such restrictions pursuant to the Company Debt Facilities and, in the case of the Goodwood Shares, the Goodwood JV).

(g)          Except as set forth above, to the knowledge of the Company there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Goodwood is a party or by which Goodwood is bound (i) obligating Goodwood to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any share capital of or other equity interest in, Goodwood or (ii) obligating Goodwood to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.  As of the date of this Agreement, to the knowledge of the Company there are not any outstanding contractual obligations of Goodwood to repurchase, redeem or otherwise acquire any shares of or other equity interests in Goodwood.

(h)          Except for its interests in the Subsidiaries and the Goodwood Shares, the Company does not as of the date of this Agreement own, directly or indirectly, any share capital, capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person and does not have any branch, division or establishment outside of Singapore or the Cayman Islands.

(i)           The registers, statutory books, books of account and other records of each of the Company and the Subsidiaries which are required to be maintained under Applicable Law:

(i)             are up to date in all material respects;

(ii)            are maintained in all material respects in accordance with Applicable Law on a proper and consistent basis;

(iii)           contain materially complete records of all matters required to be dealt with in such books and records; and

(iv)           where required, have attached to them copies of all such resolutions (including any agreements attached to or incorporated in such resolutions) as are required by Applicable Law to be delivered to the Registrar of Companies of Singapore (where applicable) and all other resolutions passed by the Company or such Subsidiary or any class of members or shareholders thereof, other than resolutions relating to ordinary business at any annual general meeting.

(j)           All registers, books and records referred to in Section 3.02(i) and all other material documents (including copies of all material Contracts to which the Company or any Subsidiary is a party) which are the property of the Company or the Subsidiaries are in the possession (or under the control through appointed corporate secretarial service providers) of the Company or such Subsidiary.

(k)          All material accounts, documents and returns required by Applicable Law to be delivered by the Company or any Subsidiary or made to the Registrar of Companies of Singapore (where applicable) have been delivered or made on a timely basis.

(l)           Each of the Non-Vessel Subsidiaries has no employees and, except as is necessary in the ordinary course of business to effect the wind down of their respective operations for the period during which such companies owned and operated vessels, the Non-Vessel Subsidiaries are not involved in any activities and have not traded or incurred any new obligations or new liabilities whatsoever since they ceased to own and operate vessels.

(m)         Since the Balance Sheet Date, the Company has not declared or paid any dividend or otherwise distributed any assets to the holders of its share capital.

SECTION 3.03.      Authority.  The Company has all requisite corporate or organizational power and authority to perform its obligations under this Agreement or the other transactions contemplated hereby.  The obligations of the Company hereunder and the other transactions contemplated hereby have been duly authorized by all necessary corporate or other similar organizational action on the part of the Company, its board of directors and its shareholders.

SECTION 3.04.      No Conflicts; Consents.  (a)  The consummation of the Acquisition and the other transactions contemplated hereby and compliance by the Company with the terms hereof will not (i) conflict with, or result in any violation of any provision of, the Company Memorandum of Association or the Company Articles, (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary or, to the knowledge of the Company, Goodwood under, any provision of any Contract to which the Company or any Subsidiary or Goodwood is a party or by which any of their respective assets is bound or (iii) subject to the filings and other matters referred to in Section 3.04(b), conflict with, or result in any violation of any provision of, any Judgment or Applicable Law, in each case, applicable to the Company or any Subsidiary or, to the knowledge of the Company, Goodwood or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)          No material Consent of or from, or registration, declaration, notice or filing made to or with, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Subsidiary or, to the knowledge of the Company, Goodwood in connection with the performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby, other than (i) the Regulatory Approvals and (ii) compliance with and filings under the Securities Act, the Exchange Act, applicable state securities or blue sky laws and the rules and regulations of any securities exchange.

SECTION 3.05.      Financial Statements; Internal Controls.  (a)  The Company has made available to Purchaser true, complete and correct copies of the audited consolidated financial statements of the Company and the Subsidiaries as of and for the years ended December 31, 2011, December 31, 2012 and December 31, 2013 (the most recent such date, the “Balance Sheet Date”), together with the report of the independent auditor of the Company thereon, including, in each case, a balance sheet and statements of comprehensive income (loss), cash flows and retained earnings or shareholders’ equity and related notes (the “Audited Financial Statements”).

(b)          The Audited Financial Statements (i) have been prepared in accordance with SFRS, applied on a consistent basis (except as may be indicated in the notes thereto), and (ii) give a true and fair view of the financial position, results of operations and cash flows of the Company and the Subsidiaries on a consolidated basis as of and for the respective periods indicated.

(c)          The Company has made available to Purchaser true, complete and correct copies of the unaudited consolidated financial statements of the Company and the Subsidiaries as of and for the quarter ended June 30, 2014, including a balance sheet and statements of comprehensive income (loss), cash flows and retained earnings or shareholders’ equity (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(d)          The Unaudited Financial Statements (i) have been prepared in accordance with the same accounting policies and principles as those adopted in preparing the Company’s management accounts for the preceding three years and, for those items included, such items have been calculated in a manner consistent with SFRS, and (ii) present fairly in all material respects the assets, liabilities, income and cash flows of the Company and the Subsidiaries on a consolidated basis as of and for the periods indicated.

(e)          The Company has made available to Purchaser true, complete and correct copies of (i) the audited consolidated financial statements of Goodwood as of and for the year ended December 31, 2013, together with the report of the independent auditor of Goodwood thereon, including a balance sheet and statements of comprehensive income (loss), cash flows and retained earnings or shareholders’ equity and related notes (the “Goodwood Audited Financial Statements”) and (ii) the unaudited consolidated management accounts of Goodwood as of and for the quarter ended March 31, 2014 (the “Goodwood Unaudited Management Accounts”).

(f)           To the knowledge of the Company, the Goodwood Unaudited Management Accounts have been prepared in accordance with the same accounting policies and principles as those adopted by Goodwood in preparing its management accounts for the preceding two years and, for those items included, such items have been calculated in a manner consistent with SFRS.

(g)          The Company has devised and maintained systems of internal accounting controls with respect to its business sufficient to provide reasonable assurances that transactions are recorded as necessary to permit the preparation of financial statements in conformity with SFRS.

SECTION 3.06.      No Undisclosed Liabilities.  (a)  As of the date of this Agreement, none of the Company or the Subsidiaries has any material Liabilities, except for (i) Liabilities that are reflected, disclosed or reserved against in the audited consolidated balance sheet as of the Balance Sheet Date or in the notes thereto (the “Year End Balance Sheet”) or the Unaudited Financial Statements or (ii) Liabilities that have been incurred since the date of the Unaudited Financial Statements in the ordinary course of business consistent with past and industry practice.

(b)          As of the date of this Agreement, the total amount outstanding under the Company Debt Facilities (other than under any agreement relating to any interest rate swap, derivative or hedging facility or transaction), on a consolidated basis, including accrued but unpaid interest, premium or penalty and other related amounts, is $323,250,000 or less.  Other than under the Company Debt Facilities, the Company and the Subsidiaries have no indebtedness for any borrowed money (or guarantees or similar obligations or understandings in respect of indebtedness for borrowed money of another person) as of the date of this Agreement.

SECTION 3.07.      Vessels.  (a) The Company or a Subsidiary has good and valid title to the Vessels in each case free and clear of all Liens, except (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (ii) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty, (iii) Liens (including Liens pursuant to the Company Debt Facilities) that secure obligations that are reflected as Liabilities on the Year End Balance Sheet or the existence of which is referred to in the notes to the Year End Balance Sheet or that are reflected as Liabilities in the Unaudited Financial Statements and (iv) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the Vessels in the conduct of the business of the Company and the Subsidiaries as presently conducted (the Liens described above are referred to collectively as “Permitted Liens”).

(b)           The information set out in Part D of Schedule 2 relating to the description of each Vessel, including its name, year built, owner, the country of its registration (flag), capacity (dwt), its classification society and shipyard of construction is complete and accurate in all material respects.  Each Vessel (i) is duly registered under the flag of the Republic of the Marshall Islands or the Republic of France (Registre International Français) (or both), as applicable, (ii) is seaworthy and in good operating condition (fair wear and tear excepted), (iii) has all national and international operating and trading certificates and endorsements, each valid and unextended, which are required for the operation of such Vessel in the trades and geographic areas in which it is operated, (iv)  has been classed by a classification society that is a member of the International Association of Classification Societies and (v) is fully in class with no outstanding material recommendations or notations.  To the knowledge of the Company: (A) no event has occurred and no condition exists that would cause such Vessel’s class to be suspended or withdrawn; and (B) all events and conditions which are required to be reported as to class have been disclosed and reported to such Vessel’s classification society.

SECTION 3.08.      Real Property.  Neither the Company, nor any of the Subsidiaries, owns beneficially or legally any real property.  Except for the Singapore Properties, neither the Company nor any Subsidiary leases or has any other interest in any real property.  True and complete copies of the leases with respect to the Singapore Properties are contained in Section 3.08 of the Disclosure Bundle.

SECTION 3.09.      Intellectual Property.

(a)           Neither the Company nor any Subsidiary owns any material Intellectual Property, other than unregistered Intellectual Property that, individually and in the aggregate, are not material to the conduct of the business of the Company and the Subsidiaries as presently conducted.

(b)           Since January 1, 2012, none of Sellers, the Company or the Subsidiaries has received any written communication from any person asserting any ownership interest in any Intellectual Property used by the Company.  To the knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as presently conducted does not violate, conflict with or infringe in any material respect the Intellectual Property of any other person, except for such violations, conflicts or infringements that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)           To the knowledge of the Company, since January 1, 2012, there have been no material (i)  security breaches of any information technology systems used in connection with the business of the Company or any of the Subsidiaries and (ii) disruptions in the information technology systems of the Company or any of the Subsidiaries that adversely affected in any material respect the business of the Company or any of the Subsidiaries.

SECTION 3.10.      Contracts.  (a)  Section 3.10 of the Company Disclosure Letter lists each of the following Contracts which the Company or any Subsidiary, as of the date of this Agreement, is a party to or bound by:

(i)             any Contract (other than any Contract solely between the Company and any of its Subsidiaries) relating to outstanding indebtedness for borrowed money pursuant to which the Company or any Subsidiary has an outstanding principal amount in excess of $250,000;

(ii)            any Contract relating to a security interest imposed on any Vessel or other asset or property of the Company or any of its Subsidiaries, other than Permitted Liens;

(iii)           with respect to any joint venture, partnership or other similar agreement or arrangement with a third party, any Contract that relates to the formation, creation, operation, management or control of such joint venture, partnership or similar agreement or arrangement;

(iv)           any Contract that involves or would reasonably be expected to involve aggregate payments by or to the Company or any Subsidiary in excess of $250,000 in any twelve-month period;

(v)            any Contract that (A) would limit the freedom of the Company or any Subsidiary to compete in any line of business or with any person or in any area after the Closing, (B) contains exclusivity obligations or restrictions that would be binding on the Company or any Subsidiary after the Closing or (C) provides for a “most favored nations” pricing status for any party thereto;

(vi)           any Contract relating to any material interest rate, derivatives or hedging transaction;

(vii)          any Contract with any supplier of or for the furnishing of services to the Company or any of its Subsidiaries involving consideration of more than $250,000 over its remaining term (including any automatic extensions thereto);

(viii)         any ship management agreement, contract of affreightment, financial lease (including any sale/leaseback agreement or similar arrangement) or charter (time, bareboat or otherwise) with respect to any Vessel, and Section 3.10(a)(viii) of the Company Disclosure Letter sets forth the classification of each such charter as time, bareboat or other;

(ix)            any Contract (including any Contract including an option) for or relating to the purchase or sale of any Vessel or other vessel (other than any such Contract under which the Company and the Subsidiaries have no continuing obligations, liabilities, rights or options);

(x)             any Contract under which the Company or any Subsidiary has directly or indirectly guaranteed liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(xi)            any Contract that prohibits the payment of dividends or distributions in respect of the share capital of the Company or any Subsidiary, prohibits the pledging of the share capital of the Company or any Subsidiary or prohibits the issuance of any guarantee by the Company or any Subsidiary;

(xii)           any effective power of attorney granted by the Company or any of its Subsidiaries other than those granted to any existing director of the Company or any existing director of a Subsidiary;

(xiii)          any agreement under which the Company or any Subsidiary provided loans or advanced money to any other person (other than intercompany indebtedness or arrangements); and

(xiv)          any Contract between the Company or any Subsidiary, on the one hand, and any current or former director, officer, employee, independent contractor or consultant of the Company or any Subsidiary, on the other hand, including any Contract that contains restrictive covenants prohibiting such person from taking certain actions, including non-competition, non-solicitation, no-hire, non-disparagement or non-disclosure restrictions but not including any Company Benefit Plan, in each case under which there continues to be any obligation by any party to the other as of the date of this Agreement.

(b)           As of the date of this Agreement, each Contract required to be listed in Section 3.10 of the Company Disclosure Letter (each, a “Listed Contract”) is a valid and binding agreement of the Company or Subsidiary party thereto and, to the knowledge of the Company, any other party thereto and is in full force and effect, except for such failures to be valid, binding or in full force and effect that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  To the knowledge of the Company, the Company or the applicable Subsidiary has performed all material obligations required to be performed by it to date under the Listed Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any Listed Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Without limiting the generality of the foregoing, to the knowledge of the Company, the Company or the applicable Subsidiary has performed all material obligations required to be performed by it to date under the Company Debt Facilities, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

(c)           None of Sellers, the Company or the Subsidiaries has received any notice of the intention of any party to terminate any Listed Contract.

(d)           Complete and correct copies of each Listed Contract, together with all written modifications and amendments thereto, have been made available to Purchaser.

SECTION 3.11.      Permits.

(a)           The Company and the Subsidiaries hold, own or possess all licenses, permits, certificates, approvals, authorizations, consents, registrations, exemptions and waivers from Governmental Entities or pursuant to any Maritime Guideline (collectively, “Permits”) necessary to enable them to own the Vessels and to enable them to own, lease or otherwise hold their other properties and assets and for the lawful conduct of their respective businesses as conducted on the date of this Agreement other than such Permits the lack of which, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b)           To the knowledge of the Company, the Company and the Subsidiaries are in material compliance with all of the terms and requirements of each Permit.

(c)           Since January 1, 2012, none of Sellers, the Company or the Subsidiaries has received written notice from any Governmental Entity (including any written notice, warning or allegation from any Governmental Entity regarding deficiencies in compliance with any Applicable Law or Maritime Guideline) of any suit, action or proceeding (a “Proceeding”) relating to the revocation, suspension or termination of, or material modification to, any Permits, in each case other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Entity or that is no longer being pursued by such Governmental Entity.

(d)           Subject to compliance with the matters set forth in Sections 2.04(b) and 3.04(b), none of the Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the Acquisition.

SECTION 3.12.      Insurance.

(a)           Section 3.12 of the Company Disclosure Letter lists, as of the date hereof, all current policies in respect of directors and officers liability, fiduciary liability, employment practices liability, errors and omissions liability, workers’ compensation liability, hull and machinery, protection and indemnity, title and other forms of insurance owned, held by or applicable to the Company (or its assets (including the Subsidiaries’ Vessels) or business).

(b)           To the knowledge of the Company, all insurance policies listed on Section 3.12 of the Company Disclosure Letter are in full force and effect.  All premiums due and payable thereon have been paid in full (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date, which amounts shall be paid prior to the Closing Date if so required).

(c)           To the knowledge of the Company, each of the Company and its Subsidiaries has complied in all material respects with the provisions of each such policy under which it is an insured party.

(d)           Since January 1, 2012, the Company has not been refused any insurance in writing with respect to its assets or operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

(e)           The insurance policies listed on Section 3.12 of the Company Disclosure Letter are sufficient for compliance by the Company and the Subsidiaries with (i) all requirements of Applicable Laws and mandatory Maritime Guidelines and (ii) all Contracts to which the Company or any Subsidiary is a party.

(f)            No material claims are outstanding under the insurance policies listed on Section 3.12 of the Company Disclosure Letter.  To the knowledge of the Company, there are no circumstances existing that could give rise to a material insurance claim under the insurance policies listed on Section 3.12 of the Company Disclosure Letter for which a claim has not yet been made.

SECTION 3.13.      Tax Matters.  (a)  All material Tax Returns required to have been filed by or with respect to the Company and the Subsidiaries have been duly and timely filed (taking into account any extensions) in accordance with Applicable Law.  All such Tax Returns are true, correct and complete in all material respects.  All material Taxes required to be paid by or with respect to the Company or any Subsidiary, whether or not shown on such Tax Returns, (i) have been timely paid or (ii) are being contested in good faith by appropriate proceedings and are reserved for on the most recent financial statements of the relevant person in accordance with SFRS.

(b)           The Company and the Subsidiaries have complied in all material respects with all Applicable Law relating to the collection and withholding of Taxes (including all information reporting and record keeping requirements), and all such Taxes, including all such Taxes with respect to amounts paid or owing to any current or former director, employee, independent contractor, consultant, creditor, shareholder, or other third party, have been duly paid within the time and in the manner prescribed by Applicable Law by or on behalf of the Company and the Subsidiaries.

(c)           Since January 1, 2009, no Tax Return of the Company or any of its Subsidiaries has been under audit or examination by any Taxing Authority, and no written notice has been received by the Company or any of its Subsidiaries that any audit, examination or similar proceeding is pending, proposed or asserted with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries.  There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material amount of Taxes due and owing by the Company or any of its Subsidiaries.  Each deficiency resulting from any completed audit or examination relating to Taxes by any Taxing Authority has been timely paid or is being contested in good faith and has been reserved for on the books of the Company.

(d)           To the knowledge of the Company, neither the Company nor any Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to an assessment or deficiency for material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(e)            No deficiency for any material Taxes has been asserted by any Taxing Authority in writing against the Company or any Subsidiary, except for deficiencies that have been satisfied in full, settled or withdrawn or that have been adequately reserved for in accordance with SFRS.

(f)             Neither the Company nor any of its Subsidiaries joins or has joined, for any taxable period, in the filing of any affiliated, aggregate, consolidated, combined or unitary Tax Return other than consolidated Tax Returns for the consolidated group of which the Company is the common parent.

(g)            Neither the Company nor any Subsidiary is party to or bound by any Tax sharing agreement or Tax indemnity agreement, other than an agreement (i) the sole parties to which are the Company or any wholly-owned Subsidiary or (ii) with third parties, made in the ordinary course of business, the primary subject of which is not Tax.

(h)            To the knowledge of the Company, no written claim has ever been made by any Taxing Authority in a jurisdiction where any of the Company or its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is, or may be, subject to a material amount of Tax in such jurisdiction.

(i)             To the knowledge of the Company, no Taxing Authority has asserted in writing any material Liens for Taxes with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(j)             Section 3.13(j) of the Company Disclosure Letter sets forth the classification of the Company and each Subsidiary for U.S. Federal income tax purposes and lists each entity classification election and change in entity classification that has been made within the past five years with respect to each such entity for U.S. Federal income tax purposes.

SECTION 3.14.      Legal Proceedings.  As of the date of this Agreement, (a) there is no material Proceeding pending against the Company or any Subsidiary or, to the knowledge of the Company, Goodwood or, to the knowledge of the Company, threatened against the Company or any Subsidiary or Goodwood and (b) neither the Company nor any Subsidiary or, to the knowledge of the Company, Goodwood is a party to any Judgment or settlement agreement resulting in, or that would reasonably be expected to result in, a loss to the Company and the Subsidiaries of $250,000 or more.

SECTION 3.15.      Employee Benefit Plans.

(a)           Section 3.15(a) of the Company Disclosure Letter sets forth a complete and accurate list of each Company Benefit Plan, and, to the extent applicable, the Company has made available to Purchaser true, complete and correct copies of all plan documents, trust agreements, insurance Contracts or other funding arrangements (or, in the case of any unwritten Company Benefit Plan, a written description thereof), including any material amendments or modifications, with respect to each Company Benefit Plan.  Except as set out in each Employee’s respective service contract or contracts of employment with the Company or any Subsidiary (“Existing Service Contracts”), the Company does not currently offer, operate or provide (nor has it previously offered, operated or provided) any other Company Benefit Plan and all such rights, benefits and entitlements of Employees are as set out in the relevant Existing Service Contract or the Company Disclosure Letter.  The Company is in material compliance with the terms of each Company Benefit Plan.

(b)           The Company has, at the date of this Agreement, complied with all its material obligations to contribute to any central provident fund in respect of any Employee.

(c)           Neither the Company nor any Subsidiary has any material Liability in respect of, or obligation to provide, post-retirement health, medical, vision or life insurance for Employees (or their beneficiaries), except (i) as required by Applicable Laws or (ii) coverage or benefits the entire cost of which is borne by the Employee.

(d)           No current or former director, Employee, consultant or independent contractor of the Company or any Subsidiary (i) is currently receiving any severance or separation pay or any workers’ compensation or disability benefits  from the Company or any Subsidiary, (ii) has received any loan from the Company or any Subsidiary that has an outstanding balance, (iii) has a right to receive a guaranteed bonus from the Company or any Subsidiary or (iv) is entitled to receive any gross-up, make-whole or other additional payment by reason of any Tax being imposed on such person.

(e)           The execution, delivery and performance of this Agreement by Sellers and the consummation of the transactions contemplated hereby will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits, or the acceleration of the vesting, funding or timing of payment of any compensation or benefits, payable to any Employee or under any Company Benefit Plan.

SECTION 3.16.      Absence of Changes or Events.  From the Balance Sheet Date to the date of this Agreement, (a) the Company and the Subsidiaries have conducted their businesses in the ordinary course and consistent with past practice, (b) there has not been a Company Material Adverse Effect described in clause (i), (ii), (iv) or (v) of the definition thereof and (c) neither the Company nor any Subsidiary has engaged in any of the acts specified in Section 5.01(a).

SECTION 3.17.      Compliance with Applicable Laws.  (a)  The Company and the Subsidiaries and, to the knowledge of the Company, Goodwood are in compliance with all Applicable Laws and applicable Maritime Guidelines, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Since January 1, 2012, none of the Sellers, the Company or the Subsidiaries or, to the knowledge of the Company, Goodwood has received any written notice from a Governmental Entity that alleges that the Company or a Subsidiary is not in compliance in any material respect with any Applicable Law or any Maritime Guideline.

(b)           Neither of the Company nor any of its Subsidiaries or, to the knowledge of the Company,  Goodwood, nor any director, officer or Employee of the Company or any of its Subsidiaries or, to the knowledge of the Company, Goodwood, nor any agent or representative of the Company or any Subsidiary or, to the knowledge of the Company,  Goodwood, (i) has directly or indirectly violated any provision of the FCPA, the UK Bribery Act or any other Applicable Law that prohibits corruption or bribery or (ii) has been investigated by any Governmental Entity, or been the subject of any allegation, with respect to conduct within the scope of clause (i) above.

SECTION 3.18.      Employee Matters.  (a)  As of the date of this Agreement, no current Employee has given notice to the Company or the relevant Subsidiary of his or her intention to terminate employment with the Company and the Subsidiaries.  No current director, Employee, consultant or independent contractor is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any person) that materially restricts such person’s ability to perform his or her material duties or responsibilities to the Company or any Subsidiary.

(b)           Neither the Company nor any Subsidiary is party to, or is otherwise bound by, any collective bargaining agreement or other Contract with a labor organization, and, to the knowledge of the Company, there are not any labor unions or other organizations or groups representing, purporting to represent or attempting to represent any current Employees.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no strike, work stoppage, material work slowdown or lockout in effect or pending or, to the knowledge of the Company, threatened and since January 1, 2012, there has not been any such action.

SECTION 3.19.      Transactions with Affiliates.  Section 3.19 of the Company Disclosure Letter lists all Contracts by which the Company or any Subsidiary or Goodwood, on the one hand, and Sellers or any of their affiliates (other than the Company, the Subsidiaries and Goodwood), on the other hand, are a party or are otherwise bound as of the date of this Agreement and that involve continuing liabilities or obligations of the Company or the Subsidiaries or Goodwood (other than any Existing Service Contract or New Service Contract).  No current director, officer or Employee of the Company or any Subsidiary, or any family member or affiliate of any such director, officer or Employee, (i) owns, directly or indirectly, any interest in any asset or other property used in the business of the Company and the Subsidiaries, (ii) serves as a director, officer or employee of any person that is a supplier, customer or competitor of the Company or any Subsidiary or (iii) is a debtor or creditor of the Company or any Subsidiary.

SECTION 3.20.      Brokers.  Other than the Poten Arrangements (for which the Sellers shall be fully and solely responsible), no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Acquisition or the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company or the Subsidiaries.

SECTION 3.21.      Environmental Matters.

(a)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:  (i) there are no pending or, to the knowledge of the Company, threatened Proceedings against the Company or any Subsidiary that seek to impose, or are reasonably likely to result in, any liability or obligation of the Company or any Subsidiary under any Environmental Law; and (ii) neither the Company nor any Subsidiary is subject to any agreement or Judgment by or with any Governmental Entity or third party imposing, nor has it assumed by Contract, operation of law or otherwise, any liability or obligation on such entity under any Environmental Law.

(b)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, during the period of the Company’s or its Subsidiaries’ ownership, operation or use thereof, no formerly owned, operated or used Vessel violated any Environmental Law; (ii) there have been no Releases of Hazardous Materials in, on, from or affecting any Vessels currently or formerly owned or operated by the Company, any of its Subsidiaries or any of its former Subsidiaries; and (iii) to the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, proceeding, compliance obligation or liability against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws.

(c)           There have been no material environmental audits or reports prepared in the last five years, which are in the possession or under the reasonable control of the Company or the Subsidiaries, relating to the Company’s or any of its Subsidiaries’ past or current properties, including Vessels, or operations.

SECTION 3.22.      No Additional Representations and Warranties.  EXCEPT FOR THE EXPRESS WARRANTIES MADE BY SELLERS IN THIS AGREEMENT, SELLERS AND THE COMPANY MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE SHARES, THE COMPANY, THE SUBSIDIARIES OR ANY OTHER MATTER.

SECTION 3.23.      General.

(a)           In each Sellers Warranty, where any statement is qualified as being “to the knowledge of the Company” or any similar expression, such statement shall be deemed to refer to the actual knowledge or awareness of Bengt Hermelin, Borzou Aram or any Seller.

(b)           The provisions of Article VIII shall apply in relation to the liability of the Sellers in respect of any Relevant Claim.

(c)           Notwithstanding anything to the contrary in this Agreement, (i) the matters, documents and other information set forth, included or reflected in the Disclosure Bundle shall not be deemed to qualify the Fundamental Company Warranties and (ii) the matters, documents and other information disclosed or deemed to have been disclosed in paragraph 1.3 of the Company Disclosure Letter shall not be deemed to qualify the Fundamental Company Warranties.

ARTICLE IV

Warranties of Purchaser

Purchaser hereby warrants to Sellers that the following warranties in this Article IV are true and accurate at the date of this Agreement:

SECTION 4.01.      Organization and Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has full power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or a material adverse effect on the ability of Purchaser to consummate the Acquisition and the other transactions contemplated hereby (any such material adverse effect, a “Purchaser Material Adverse Effect”).

SECTION 4.02.      Power and Authority.  Purchaser has all requisite power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby.  The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser.  Purchaser has duly executed and delivered this Agreement and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject in each case to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and (ii) the effect of equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

SECTION 4.03.      No Conflicts; Consents.  (a)  The execution and delivery by Purchaser of this Agreement does not and the consummation of the Acquisition and the other transactions contemplated hereby and compliance by Purchaser with the terms hereof and thereof will not, (i) conflict with, or result in any violation of any provision of, the article of incorporation or bylaws (or other comparable organizational instruments) of Purchaser, (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any provision of any Contract to which Purchaser is a party or by which any of its assets is bound or (iii) subject to the filings and other matters referred to in Section 4.03(b), conflict with, or result in any violation of any provision of, any Judgment or Applicable Law, in each case, applicable to Purchaser or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b)           No material Consent of or from, or registration, declaration, notice or filing made to or with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any affiliate of Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby, other than (i) the Regulatory Approvals and (ii) compliance with and filings under the Securities Act, the Exchange Act, applicable state securities or blue sky laws and the rules and regulations of any securities exchange.

SECTION 4.04.      Litigation.  As of the date of this Agreement, (a) there is no material Proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser or any affiliate of Purchaser and (b) to the knowledge of Purchaser, none of Purchaser or Purchaser’s affiliates is a party to any Judgment or settlement agreement of or with a Governmental Entity that, in any case, individually or in the aggregate, has had or would reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.05.      Securities Act.  The Shares purchased by Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to, or for sale in connection with, any distribution thereof, and Purchaser shall not offer to sell or otherwise dispose of the Shares so acquired by Purchaser in violation of any of the registration requirements of the Securities Act.  Purchaser (either alone or together with Purchaser’s advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of Purchaser’s investment in the Shares and is capable of bearing the economic risks of such investment.

SECTION 4.06.      Brokers.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Acquisition or the other transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser or any of Purchaser’s affiliates.

SECTION 4.07.      Relevant Claims.  Purchaser warrants that as at the date of this Agreement it does not have actual knowledge of any fact which would give rise to a Relevant Claim.

SECTION 4.08.      No Additional Representations and Warranties.  EXCEPT FOR THE EXPRESS WARRANTIES MADE BY PURCHASER IN THIS AGREEMENT, PURCHASER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING PURCHASER OR ANY OTHER MATTER.

ARTICLE V

Covenants

SECTION 5.01.      Covenants Relating to Conduct of Business.   (a)  Except as contemplated or permitted by this Agreement, as set forth in Section 5.01(a) of the Company Disclosure Letter or with the prior written consent of Purchaser, from the date of this Agreement to the Closing, the Company shall, and shall cause the Subsidiaries to, conduct their respective businesses in the ordinary course in substantially the same manner as previously conducted.  In addition (and without limiting the generality of the foregoing), except as set forth in Section 5.01(a) of the Company Disclosure Letter, required by Applicable Law or otherwise contemplated or permitted by this Agreement, from the date of this Agreement to the Closing, the Company shall not, and shall not permit any Subsidiary to, do any of the following without the prior written consent of Purchaser:

(i)      declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property) in respect of, any of its share capital, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent;

(ii)     (A) split, consolidate, combine or reclassify any of its outstanding share capital or issue or authorize the issuance of any shares or other securities in respect of, in lieu of or in substitution for its shares or (B) purchase, redeem or otherwise acquire any shares of the Company or any Subsidiary or any rights, warrants or options to acquire any such shares;

(iii)    issue, sell, grant or pledge any shares of the Company or any Subsidiary, any other voting securities or any securities convertible into (including “phantom” share rights, share appreciation rights and share-based performance units), or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(iv)    amend the Company Memorandum of Association or the Company Articles or the comparable organizational documents of any Subsidiary or Goodwood;

(v)     sell, lease, license or otherwise dispose of any Vessel or any other material assets;

(vi)    enter into any Contract with respect to any merger, consolidation, liquidation, dissolution or business combination involving the Company or any Subsidiary;

(vii)   purchase, sell, lease, pledge or otherwise dispose or acquire any property or assets for which the aggregate consideration paid or payable in any individual transaction is in excess of $250,000 or in the aggregate in excess of $1,000,000;

(viii)  incur any financial indebtedness for borrowed money (other than accounts payable incurred in respect of property or services purchased in the ordinary course of business consistent with past practice) or make any third party loans or advances (other than, in each case, in the ordinary course of business consistent with past practice, for individual amounts not in excess of $250,000 or in the aggregate not in excess of $1,000,000);

(ix)     make any capital expenditures in excess of $250,000 individually or $1,000,000 in the aggregate (other than capital expenditures included in the business plans for the Company and the Subsidiaries that have been made available to Purchaser prior to the date of this Agreement);

(x)      except as required by law or any judgment by a court of competent jurisdiction, (A) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities disclosed, reflected or reserved against in the Year End Balance Sheet (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any indebtedness or (C) waive or assign any claims or rights of substantial value;

(xi)     establish, adopt, amend in any material respect or terminate any Company Benefit Plan or any arrangement which, upon its establishment or adoption, would constitute a Company Benefit Plan, except as may be required by Applicable Laws or pursuant to the terms of any Company Benefit Plan or Contract, as in effect on the date of this Agreement;

(xii)    make or promise to make any bonus, profit-sharing or similar payment, or fund, materially increase or accelerate the vesting, payment or amount of, wages, salary, commissions, fringe benefits, severance benefits, deferred compensation or other compensation or benefits (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to, or for the benefit of, any current or former director, Employee, consultant or independent contractor, in each case except (A) as required by Applicable Laws or the terms of any Company Benefit Plan or Contract, as in effect on the date of this Agreement, (B) in the ordinary course of business (including in connection with promotions and employee review cycles) or (C) for any such action for which Sellers and their affiliates (other than the Company and the Subsidiaries) would be solely and directly liable (including where the Sellers are liable for this as a result of the full and entire effect and impact of such matter having been included in the calculation of the Actual Equity Amount);

(xiii)   hire or promote any Employee of the Company or any Subsidiary (whether or not in the ordinary course of business) or terminate the employment of any current Employee, other than due to such Employee’s death or disability or for cause (as determined by the Company or any Subsidiary, as applicable, in its reasonable discretion consistent with past practice);

(xiv)   make any material Tax election or settle or compromise any material Tax liability;

(xv)    enter into, modify, amend or terminate any Listed Contract (other than by entering into the New Service Contracts in accordance with, and as anticipated by, this Agreement) or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (A) adversely affect in any material respect the Company, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(xvi)   enter into any charter of any Vessel in excess of three months’ duration;

(xvii)  make any changes in any material respect in the Company’s or any Subsidiary’s financial accounting or actuarial methods, principles or practices, except as may be required by SFRS (or any interpretation thereof) or by Applicable Law;

(xviii) fail to comply with or breach any representations, warranties, covenants, agreements, undertakings, obligations or conditions of the Company or the Subsidiaries under any of the Company Debt Facilities, which breach would (or with the passage of time would) constitute a default or event of default under the Company Debt Facilities; or

(xix)    authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

(b)           Notice of Certain Events.  From the date of this Agreement until the Closing, the Company and the Sellers shall as soon as practicable notify Purchaser in writing of:  (i) any circumstance, event or action relating to any of Sellers, the Company or the Subsidiaries the existence, occurrence or taking of which has resulted or would reasonably be expected to result in the failure of any of the conditions set forth in Section 6.01 or Section 6.02 to be satisfied; (ii) any notice or other communication from any person alleging that the consent of such person is required in connection with the transactions contemplated by this Agreement; and (iii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.  From the date of this Agreement until the Closing, Purchaser shall as soon as practicable notify Sellers and the Company in writing of:  (A) any circumstance, event or action relating to Purchaser the existence, occurrence or taking of which has resulted or would reasonably be expected to result in the failure of any of the conditions set forth in Section 6.01 or Section 6.03 to be satisfied; (B) any notice or other communication from any person alleging that the consent of such person is required in connection with the transactions contemplated by this Agreement; and (C) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.

(c)           Insurance.  The Company shall maintain all insurance policies set forth in Section 3.12 of the Company Disclosure Letter or suitable replacements therefor, in full force and effect through the close of business on the Closing Date.

(d)           None of Sellers, the Company or Purchaser shall take any action that would, or that would reasonably be expected to, result in any of the conditions to the purchase and sale of the Shares set forth in Article VI not being satisfied.

SECTION 5.02.      Access to Information.  The Company shall, and shall cause the Subsidiaries to, afford to Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours during the period prior to the Closing, to all Employees, books, contracts, Tax Returns and records of the Company and the Subsidiaries and, during such period, shall furnish promptly to Purchaser any available information concerning the Company or a Subsidiary as Purchaser may reasonably request, so long as such access or requests do not unreasonably disrupt the normal operations of the Company and the Subsidiaries.

SECTION 5.03.      Confidentiality.  The parties acknowledge that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement, dated April 15, 2014, between Purchaser and the Company (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.

SECTION 5.04.      Reasonable Endeavors; Consents, Approvals and Filings.  (a)  Each Seller, the Company and Purchaser shall each use its reasonable endeavors to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable to consummate as promptly as practicable the Acquisition and the other transactions contemplated by this Agreement, including using its reasonable endeavors to (i) comply as promptly as practicable with all requirements of Governmental Entities applicable to the Acquisition, (ii) seek to obtain or make as promptly as practicable all governmental approvals, filings or notices necessary or advisable in connection with the Acquisition, including any approvals, filings or notices required in connection with the Regulatory Approvals, and (iii) fulfill or cause the fulfillment of the conditions to Closing set forth in Article VI.  The parties shall cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable all such governmental approvals.  In connection therewith, Sellers and Purchaser shall make, and cause their respective affiliates to make, all filings required by Applicable Laws as promptly as practicable after the date hereof in order to facilitate prompt consummation of the Acquisition and the other transactions contemplated by this Agreement, and shall provide and shall cause their respective affiliates to provide such information and communications to Governmental Entities as such Governmental Entities may request.

(b)           From and after the date of this Agreement, Sellers and Purchaser shall use their reasonable endeavors, and shall cooperate with each other, to obtain as soon as reasonably practicable following the date hereof all Third Party Consents. Purchaser shall bear all costs, fees and expenses (including any license or other fees and expenses and any pass through or recharged legal or other costs and fees of any party granting any Third Party Consent) of itself, the Company and the Subsidiaries associated with obtaining the Third Party Consents, regardless of whether or not the Closing occurs.

(c)           Prior to Closing, Sellers shall cause the Company to comply with the terms of this Agreement.  From and following Closing, Purchaser shall cause the Company to comply with the terms of this Agreement.

SECTION 5.05.      Expenses; Transfer Taxes.  (a)  Whether or not the Closing takes place, and except as set forth in Section 5.04 and Section 5.11, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

(b)           All share transfer, documentary, stamp, recording and other similar Taxes applicable to the transfer of the Shares (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) shall be borne by the Purchaser.  All parties hereto shall use reasonable endeavors to avail themselves of any available exemptions from any applicable Transfer Taxes and to cooperate with the other parties hereto in providing any information and documentation that may be necessary to obtain such exemptions.

SECTION 5.06.      Continuing Operation of the Company and Employee Matters.  (a)  Until the date that is two years after the Closing, Purchaser undertakes to the Sellers to operate the Company as a wholly owned subsidiary of the Purchaser, with its existing management and Employee team (subject always to the terms of their respective New Service Contracts); provided, however, that Purchaser shall be permitted to restructure its corporate organization (including with respect to the Company and the Subsidiaries) during such period as necessary, desirable or appropriate in connection with tax, financing or other structuring or planning activities or objectives as reasonably determined by Purchaser in good faith, subject at all times to the Company being maintained as a wholly owned subsidiary within the Purchaser’s corporate group and the business of the Company continuing in the manner as at the Closing Date.

(b)           Until the date that is two years after the Closing, (i) the Chief Executive Officer of the Company will report to the board of directors of the Company as constituted from time to time and (ii) the other Employees of the Company will: (A) report for administrative purposes to the  Chief Executive Officer of the Company or other respective head of their function within the Company; and (B) interact with, and report at an operational level to, individuals in equivalent functional reporting lines at the Purchaser, as determined from time to time by Purchaser.

(c)           From and after the Closing, Purchaser and its subsidiaries shall honor (and shall procure that the Company honors), in accordance with their terms, all legally binding contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect on or immediately prior to the Closing that are applicable to any current or former directors or Employees of the Company or any Subsidiary.  Employees of the Company or any Subsidiary who remain employed by Purchaser or its subsidiaries following the Closing shall receive credit for purposes of eligibility, participation and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by Purchaser for service accrued or deemed accrued prior to the Closing with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.  In addition, Purchaser shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of Purchaser or its subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Employees of the Company and the Subsidiaries in the calendar year in which the Closing occurs.

(d)           Subject to compliance with Section 5.06(c), nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Purchaser to continue any specific plans or to continue the employment of any specific person (subject always to the terms of the New Service Contracts).  This Section 5.06 shall be binding and inure solely to the benefit of each party to this Agreement, and nothing in this Section 5.06, express or implied, is intended to confer upon any other person any rights pursuant to this Section 5.06.

SECTION 5.07.      Tax Matters.  (a)  Return Filings.  The Company and the Subsidiaries shall timely prepare and file with the appropriate Taxing Authorities all Tax Returns required to be filed by them and shall pay all Taxes due with respect to such Tax Returns.

(b)           Cooperation.  Sellers, the Company and Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns relating to the Company and the Subsidiaries, including maintaining and making available to each other all records necessary in connection with Taxes, and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.  After the Closing Date, Sellers shall be granted access to the accounting and Tax records and information held by the Company and the Subsidiaries to the extent such records and information pertain to events occurring prior to the Closing Date.  The Company shall, and shall cause each Subsidiary to, (i) use its reasonable endeavors to properly retain and maintain such records until such time as Sellers determine that such retention and maintenance is no longer necessary and (ii) to allow Sellers and their agents and representatives, at times and dates reasonably acceptable to the Company, to inspect, review and make copies of such records as Sellers may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at Sellers’ expense.

SECTION 5.08.      Publicity.  No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by Applicable Law or the rules or regulations of or any listing agreement with any applicable securities exchange, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that the Company and Purchaser may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby.

SECTION 5.09.      Financing.  Purchaser shall use its reasonable endeavors to consummate one or more equity financings with aggregate net proceeds of not less than $290 million as soon as reasonably practicable after the date of this Agreement (the “Purchaser Equity Financing”).  Notwithstanding the foregoing, Purchaser shall not be required to sell any of its shares of common stock at a price less than $7.50 per share as a result of this Section 5.09, Section 5.04 or any other provision of this Agreement.

SECTION 5.10.      Further Assurances.  From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary to consummate the transactions contemplated by this Agreement.

SECTION 5.11.      Company Assistance with Financing.  The Company shall use its reasonable endeavors to assist Purchaser in connection with the Purchaser Equity Financing, including by delivering all financial information and reports concerning the Company and the Subsidiaries as may be reasonably requested by Purchaser and requesting its auditors to be available to and to cooperate with Purchaser and its advisers and requesting its auditors to provide customary “comfort letters” with respect to any financial information of the Company and the Subsidiaries that is included in, or incorporated by reference into, any registration statement filed by Purchaser.  Purchaser shall bear all costs, fees and expenses associated with any work undertaken by the Company’s auditors at the request of the Purchaser or its advisers in connection with the Purchaser Equity Financing, regardless of whether or not the Closing occurs.

ARTICLE VI

Conditions Precedent

SECTION 6.01.      Conditions to Each Party’s Obligation.  The obligation of Purchaser to purchase and pay for the Seller Shares and the obligation of each Seller to sell the Seller Shares to Purchaser is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)           No Injunctions or Restraints.  No Applicable Law or Judgment enacted, entered, promulgated, enforced or issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition (a “Legal Restraint”) shall be in effect.

(b)           Company Material Adverse Effect.  From the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

SECTION 6.02.      Conditions to Obligation of Purchaser.  The obligation of Purchaser to purchase and pay for the Shares is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a)           Warranties Relating to the Company.

(i)             No Sellers Warranty (other than the Fundamental Company Warranties) given on the date of this Agreement shall have been untrue or incorrect (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) when given on the date of this Agreement, where such breach or failure, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect.

(ii)            No Fundamental Company Warranty shall have been untrue or incorrect when given on the date of this Agreement or on any date from the date of this Agreement through the Closing Date.

(iii)            Nothing shall have occurred between the date of this Agreement and Closing as a result of the non-performance or non-compliance by the Sellers or the Company with the terms of Section 5.01(a), that would, if all Sellers Warranties (other than the Fundamental Company Warranties) were deemed repeated immediately prior to the relevant event, represent a breach of such Sellers Warranties (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), where such breach or failure, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect.

(b)           Warranties of Sellers.

(i)             No warranty in Article II (other than the warranties set out in Section 2.06) shall have been untrue or incorrect (without giving effect to any limitation as to “materiality” or “Seller Material Adverse Effect” set forth therein) when given on the date of this Agreement or on any date from the date of this Agreement through the Closing Date, where such breach or failure, individually or in the aggregate, has had or is reasonably expected to have a Seller Material Adverse Effect.

(ii)            No warranty set out in Section 2.06 shall have been untrue or incorrect when given on the date of this Agreement or on any date from the date of this Agreement through the Closing Date.

(c)           Performance of Obligations of Sellers.  Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Sellers or the Company by the time of the Closing.

(d)           Financing.  Purchaser shall have completed the Purchaser Equity Financing.

(e)           Third Party Consents.  All of the Third Party Consents shall have been obtained and shall be in full force and effect.

SECTION 6.03.      Conditions to Obligation of Sellers.  The obligation of each Seller to sell the Seller Shares to Purchaser is subject to the satisfaction (or waiver by such Seller) on or prior to the Closing Date of the following conditions:

(a)           Warranties of Purchaser.  No warranty given by Purchaser on the date of this Agreement shall have been untrue or incorrect (without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” set forth therein) when given on the date of this Agreement, where such breach or failure, individually or in the aggregate, has had or is reasonably expected to have a Purchaser Material Adverse Effect.

(b)           Performance of Obligations of Purchaser.  Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing.

SECTION 6.04.      Frustration of Closing Conditions.  Neither Purchaser nor Sellers may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable endeavors to cause the Closing to occur, as required by Section 5.04.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01.      Termination.  (a)  This Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)            by mutual written consent of Sellers and Purchaser;

(ii)           by either Sellers or Purchaser:

(1)	if the Closing does not occur on or prior to September 23, 2014 (the “Outside Date”); or

(2)	if the condition set forth in Section 6.01(a) is not satisfied and the Legal Restraint giving rise to such non-satisfaction has become final and non-appealable;

(iii)          by Sellers, if Purchaser breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the warranties of Purchaser contained herein fails to be true and correct, which breach or failure (A) would constitute a failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (B) is not reasonably capable of being cured by Purchaser by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.01(a)(iii) shall only be available if Sellers and the Company are not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Sellers or the Company contained herein then fails to be true and correct such that the conditions set forth in Section 6.02(a), 6.02(b) or 6.02(c) could not then be satisfied; or

(iv)          by Purchaser, if Sellers breach or fail to perform any of their covenants or agreements contained in this Agreement, or if any of the Sellers Warranties or the warranties relating to the Sellers contained herein fails to be true and correct, which breach or failure (A) would constitute a failure of a condition set forth in Section 6.02(a), 6.02(b) or 6.02(c) and (B) is not reasonably capable of being cured by Sellers by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.01(a)(iv) shall only be available if Purchaser is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Purchaser contained herein then fails to be true and correct such that the conditions set forth in Section 6.03(a) or 6.03(b) could not then be satisfied.

(b)           In the event of termination by Sellers or Purchaser pursuant to this Section 7.01, written notice of such termination shall be given to the other parties to this Agreement and the transactions contemplated by this Agreement shall be terminated, without further action by any party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(i)            Purchaser shall return all documents and other material received from Sellers or the Company relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Sellers or the Company, as the case may be; and

(ii)           all confidential information received by Purchaser with respect to the business of the Company and the Subsidiaries shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 7.02.      Effect of Termination.  If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.01, this Agreement shall terminate and be of no further force and effect, without any liability or obligation on the part of any party, except for the provisions of (i) Sections 2.07, 3.20 and 4.06 relating to broker’s fees, (ii) Section 5.03 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it, (iii) Section 5.05 and Section 5.11 relating to certain expenses, (iv) Section 5.08 relating to publicity and (v) Section 7.01 and this Section 7.02, all of which shall survive such termination.  Nothing in this Section 7.02, however, shall be deemed to release any party from any liability for damages for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

SECTION 7.03.      Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04.      Extension; Waiver.  At any time prior to the Closing, the parties may in accordance with the following provisions of this Section 7.04 (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver in accordance with this Section 7.04 shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

Relevant Claims

SECTION 8.01.      Limitation on Sellers Liability.

(a)          The aggregate total liability of the Sellers in respect of all Relevant Claims shall be limited to US$100,000,000 (the “Maximum Liability Amount”) and the aggregate liability of each Seller in respect of all Relevant Claims shall be limited to that Seller’s Respective Percentage of the Maximum Liability Amount; provided, however, that (A) except as provided in clause (B) below, this clause shall not apply to any Relevant Claims arising out of a breach or alleged breach of any of the Fundamental Company Warranties or any of the Fundamental Seller Warranties  and (B) in no event shall the Sellers’ aggregate liability in respect of all Relevant Claims (including those under the Fundamental Company Warranties and the Fundamental Seller Warranties) exceed the Purchase Price.

(b)          The maximum liability of each individual Seller in respect of any individual Relevant Claim shall be limited to that Seller’s Respective Percentage of the value of such Relevant Claim.

(c)          The Sellers shall not have any liability for a Relevant Claim:

(i)             unless the aggregate of all Relevant Claims for which Sellers would, but for this Section 8.01(c)(i), be liable exceed on a cumulative basis an amount equal to $2,500,000, and then only to the extent of any such excess; provided, however, that this clause (i) shall not apply to any Relevant Claims arising out of a breach or alleged breach of the Fundamental Company Warranties or the Fundamental Seller Warranties or Section 3.20 or Section 2.07;

(ii)            where the amount of the Relevant Claim is less than $175,000; provided, however, that this clause (ii) shall not apply to any Relevant Claims arising out of a breach or alleged breach of the Fundamental Company Warranties or the Fundamental Seller Warranties or Section 3.20 or Section 2.07;

(iii)            if the Relevant Claim arises or occurs as a result of any action taken or omitted to be taken by Purchaser (or by the Company or any of the Subsidiaries at the request, or with the consent, in writing of Purchaser), including any change in the accounting or Tax policies or practices of the Company or any Subsidiary after the Closing introduced by Purchaser;

(iv)            where the matter the subject of the Relevant Claim is capable of remedy by the Sellers, and the matter is remedied to Purchaser’s reasonable satisfaction within 30 days after the date on which such matter is notified to the Sellers;

(v)           if the Relevant Claim occurs as a result of or is otherwise attributable to:

(1)
any legislation not in force at the date of this Agreement or any change of law which comes into force after the date of this Agreement, in each case if and to the extent such legislation or change of law has retrospective effect to prior periods; or

(2)	any increase after the Closing in any rate of Tax applicable to the Company or any of the Subsidiaries (whether for periods prior to or after Closing);

(vi)          subject to Section 3.23(c), where the matter giving rise to the Relevant Claim or to which the Relevant Claim relates was fully and fairly disclosed in or set out in the Company Disclosure Letter; or

(vii)         to the extent any amount or liability in respect of such Relevant Claim was provided for or reserved against in calculating the Actual Equity Amount, but only to the extent of such provision or reserve.

(d)           Except as otherwise specifically provided in this Agreement, Purchaser acknowledges and agrees that its sole and exclusive remedy after the Closing with respect to all Relevant Claims (other than claims of, or causes of action arising from, fraud) shall, in each case, be an action in damages and Purchaser shall not be entitled to terminate or rescind this Agreement by reason of any Relevant Claim or otherwise (other than in connection with fraud).  In furtherance of the foregoing, each of Purchaser and the Company hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against Sellers arising under or based upon this Agreement (except pursuant to an action in damages).  After the Closing, Sellers shall not be entitled to terminate or rescind this Agreement for any reason.

SECTION 8.02.      Calculation of Value of Relevant Claim.  (a)  Subject to Section 8.02(b), the value of any Relevant Claim made by Purchaser shall include all Losses arising from, relating to or otherwise in respect of such Relevant Claim, and shall include reasonable legal fees and expenses in connection therewith; provided, however, that such legal fees and expenses shall be disregarded for purposes of determining whether the thresholds in 8.01(c)(i) and 8.01(c)(ii) have been satisfied.  The value of any Relevant Claim made by Purchaser shall be deemed to be net of any amounts recovered or recoverable by Purchaser or the Company as a result of any indemnification by a third party or under insurance policies with respect to such related Relevant Claim.

(b)           Purchaser shall not be entitled to recover under any Relevant Claim any amounts that are in the nature of punitive, incidental, consequential, special, treble or indirect damages or damages based on any multiple, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity, in each case of any kind or nature, regardless of the form of action through which any of the foregoing are sought, except to the extent such punitive, incidental, consequential, special, treble or indirect damages or damages based on any multiple are payable to an unaffiliated third party by Purchaser or its affiliates.

(c)           Notwithstanding any other provision of this Agreement, the liability of the Sellers under this Agreement and the value of any Relevant Claim calculated in accordance with Section 8.02 shall not be increased as a result of the Purchaser Equity Financing and nothing in this Agreement shall increase the liability of the Sellers for any Relevant Claim beyond the amount for which the Sellers would have been liable if Purchaser was not undertaking the Purchaser Equity Financing.

(d)           Subject always to the other provisions of this Agreement limiting the liability of the Sellers, if the Purchaser establishes a valid Relevant Claim with respect to the warranties in this Agreement (having regard to any qualification or exception contained in such warranty relating to materiality or “Company Material Adverse Effect”), then the value of that Relevant Claim shall be deemed to be the full amount of such Relevant Claim and not just the amount in excess of any materiality or “Company Material Adverse Effect” threshold deemed to apply to such warranty.

SECTION 8.03.      Expiry of Sellers Liability for Relevant Claims.  The Sellers’ liability for any Relevant Claim (including under Section 8.05) shall terminate unless the Purchaser has delivered notice of such claim, stating in reasonable detail the basis of such claim and Purchaser’s reasonable estimate of the Losses claimed, by no later than:

(a)           in the case of any Relevant Claim under the warranties contained in this Agreement (other than the warranties in Section 3.13, the Fundamental Company Warranties or the Fundamental Seller Warranties), the date falling 18 months after the Closing; and

(b)           in the case of any other Relevant Claim (i.e., other than Relevant Claims subject to Section 8.03(a)), the date falling five years after the Closing.

The parties agree that, after the dates set forth above, the Sellers’ liability for any Relevant Claim shall survive only in respect of, and only until, the resolution of the matter the subject of the Relevant Claim detailed in any notice served prior to the above dates.

SECTION 8.04.      Procedures.  (a)  Third Party Claims.  In order for Purchaser to be entitled to recover for any Relevant Claim in respect of, arising out of or involving a claim made by, or any liability to, any third person (including any Taxing Authority) against the Company, any of the Subsidiaries or Purchaser (a “Third Party Claim”), Purchaser must notify the Sellers in writing (and in reasonable detail) of the Third Party Claim promptly following receipt by the Company or Purchaser of notice of the Third Party Claim; provided, however, that, subject to Section 8.03, failure to give such notification shall not affect the ability of Purchaser to recover for the Relevant Claim provided hereunder except to the extent the Sellers have been actually prejudiced as a result of such failure.  Thereafter, Purchaser shall deliver to the Sellers, promptly following the Purchaser’s or the Company’s or any Subsidiary’s receipt thereof, copies of all notices and documents (including court papers) received by the Purchaser or the Company relating to the Third Party Claim.

(b)           Assumption.  If a Third Party Claim is made against the Purchaser, the Company or any of the Subsidiaries, or any Tax is payable in respect of which a claim could be brought under Section 8.05(a), the Sellers shall be entitled to participate in the defense thereof and, if they so choose, to assume the defense thereof with counsel selected by the Sellers, so long as such counsel is not reasonably objected to by the Purchaser or the Company.  Should the Sellers so elect to assume the defense of a Third Party Claim, the Sellers shall not be liable to the Purchaser or the Company for any legal expenses subsequently incurred by the Purchaser or the Company in connection with the defense thereof.  If the Sellers assume such defense, the Purchaser or the Company shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Sellers), at its own expense, separate from the counsel employed by the Sellers, it being understood that the Sellers shall control such defense.  The Sellers shall be liable for the fees and expenses of counsel employed by the Purchaser or the Company for any period during which the Sellers have not assumed the defense thereof.  If the Sellers choose to defend or prosecute a Third Party Claim, the Purchaser and the Company shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Sellers’ request) the provision to the Sellers of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the Sellers assume the defense of a Third Party Claim, the Purchaser or the Company shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Sellers’ prior written consent (which consent shall not be unreasonably withheld).  If the Sellers assume the defense of a Third Party Claim, the Purchaser and the Company shall agree to any settlement, compromise or discharge of a Third Party Claim that the Sellers may recommend and that by its terms obligates the Sellers to pay the full amount of any final liability agreed between the Sellers and the relevant third party in connection with such Third Party Claim and which releases the Purchaser, the Company and the Subsidiaries completely in connection with all future liability for such Third Party Claim.  Notwithstanding the foregoing, the Sellers shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Purchaser and the Company in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Purchaser or the Company or any Subsidiary that the Purchaser or the Company reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages.  If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Sellers shall be entitled to assume the defense of the portion relating to money damages.

(c)           Mitigation.  Purchaser and Sellers shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is liable to the other parties hereunder, including each  agreeing to make commercially reasonable endeavors to mitigate any loss suffered by it (or any of its affiliates) or resolve any such claim or liability.

SECTION 8.05.      Tax Allocation.

(a)           Tax Allocation to Sellers.  From and after Closing, each Seller shall, subject to Section 8.05(d), pay to the Purchaser (or at the Purchaser’s direction to its affiliates (including the Company and the Subsidiaries)) its Respective Percentage of an amount equal to any Tax relating to the Company or any of the Subsidiaries attributable to periods (or portions thereof) ending on or before Closing; provided, however, that the Sellers shall not have any obligation to make a payment under this Section 8.05(a) for Tax to the extent such Tax:

(i)             is provided for or reserved against in calculating the Actual Equity Amount, but only to the extent of such provision or reserve;

(ii)            is Tax arising (or increased) as a result of any change in the accounting or Tax policies or practices of the Company or any Subsidiary introduced after Closing (including any change in the accounting reference date);

(iii)           is Tax which arises or is increased as a result of any default or delay by the Company, the Purchaser or any of the Subsidiaries after Closing in paying or satisfying any Tax or any breach by the same parties of this Agreement after Closing; or

(iv)           is Tax arising in any of the circumstances reflected in Sections 8.01(c)(iii) or (iv);

(v)            is Tax which arises or is increased as a result of the Company losing or ceasing to be entitled to benefit from the awarded Approved International Shipping Enterprise (AIS) Incentive to the extent such loss or cessation of entitlement is a direct result of the entry into of this Agreement or the consummation of the transactions contemplated herein (including Closing).

(b)           Tax Allocation to Purchaser.  Except to the extent taken into account in the calculation of the Actual Equity Amount, from and after Closing, Purchaser shall pay or, if applicable, reimburse the Sellers for any Taxes relating to the Company or any of the Subsidiaries except to the extent that such Tax is Tax in respect of which the Purchaser is entitled to receive a payment under Section 8.05(a).

(c)           Overlap.  To the extent that any obligation or responsibility under this Agreement with respect to Taxes (other than pursuant to this Section 8.05) may overlap with an obligation or responsibility pursuant to this Section 8.05, the provisions of this Section 8.05 shall govern.  The limitations in Section 8.01 shall not apply to this Section 8.05 except as explicitly provided in this Section 8.05, and no separate Relevant Claim shall be brought by the Purchaser (otherwise than under Section 8.05(a)) in respect of Tax which is payable by any of the Company or any of the Subsidiaries.

(d)           Limitations.  Notwithstanding the foregoing provisions of this Section 8.05:

(i)             Sections 8.01(a) and 8.01(b) shall apply to all claims made under this Section 8.05; and

(ii)             neither the Sellers (taken together) nor the Purchaser shall be liable pursuant to Section 8.05(a) or Section 8.05(b), respectively, for any individual item with respect to which the Loss suffered does not exceed $25,000; provided, however, that if the cumulative Losses suffered by the Purchaser or the Sellers (taken together) with respect to all items disregarded pursuant to the foregoing provisions of this Section 8.05(d)(ii) equal or exceed $100,000, then the Sellers (taken together) or the Purchaser, as the case may be, shall be liable for the total amount of all such Losses, and all reasonable legal fees and expenses in connection therewith, pursuant to Section 8.05(a) or Section 8.05(b), respectively, and not just the excess.

(e)           Outstanding Tax Returns.    From and after Closing, Purchaser and the Company shall: (i) deal with all matters (including preparing and dealing with all correspondence and any other documentation) relating to the Tax affairs of the Company or any of the Subsidiaries for any Tax period (or part period) ending after Closing, (ii) afford the Sellers, if they so request, reasonable opportunity to be involved in the conduct of the Tax affairs referred to in this Section 8.05(e) and all outstanding matters (including preparing and dealing with all correspondence and any other documentation) relating to the Tax affairs of the Company or any of the Subsidiaries  for all Tax periods ended on or before Closing to the extent such Tax affairs relate exclusively to Taxes for which Sellers would be required to indemnify the Purchaser pursuant to this Section 8.05, and (iii) act in accordance with all reasonable comments of the Seller in relation to the Tax affairs referred to in Section 8.05(e)(ii), including promptly supplying the Sellers with copies of any material communications received from any Taxing Authority and any communications or materials proposed to be sent to any Taxing Authority in relation thereto (and affording the Sellers such access, including the taking of copies, to such books, accounts, records and personnel, and such other assistance, as the Sellers reasonably require for the purpose of enabling the Sellers to exercise their rights in this Section 8.05(e)).

SECTION 8.06.      No Liability of Company Directors and Employees.  For the avoidance of doubt, except in the case of fraud, the Sellers and Purchaser acknowledge and agree that no director, officer, employee or agent of the Company, Purchaser or Purchaser’s affiliates shall incur any liability (in their capacity as a director, officer, employee or agent of the Company, Purchaser or Purchaser’s affiliates) for any act or omission in the course of negotiating this Agreement or, if applicable, in assisting with the preparation of the Company Disclosure Letter, and to the extent any claim may exist (other than claims of, or causes of action arising from, fraud), each of the Sellers and Purchaser hereby waives any such right or claim.

ARTICLE IX

General Provisions

SECTION 9.01.      Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable, in whole or in part, by operations of law or otherwise, by any party without the prior written consent of the other parties hereto.  Any attempted assignment in violation of this Section 9.01 shall be null and void.  Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.02.      No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any person who is not a party to this Agreement any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

SECTION 9.03.      Notices.  All notices, requests, claims, demands and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail (which is confirmed) or if sent by courier (providing proof of delivery) to the parties at the following addresses:

(i) if to Purchaser, to:
DHT Holdings, Inc.
Clarendon House
2 Church Street
Hamilton HM 11
Bermuda
Attention:	Svein Moxnes Harfjeld and Trygve P. Munthe, Co-Chief Executive Officers
Email:	smh@dhtankers.com, tpm@dhtankers.com

with a copy (which shall not constitute notice) to:

DHT Management AS
Haakon VIIs gt. 1, 6th floor
POB 2039, 0125 Oslo, Norway
Attention:	Svein Moxnes Harfjeld and Trygve P. Munthe, Co-Chief Executive Officers
Email:	smh@dhtankers.com, tpm@dhtankers.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention:	Erik R. Tavzel, Esq.
Email:	etavzel@cravath.com

(ii) if to Sellers, to:

(A)	c/o Abraar International Holding Company
PO Box 459
Jeddah - 21411
Kingdom of Saudi Arabia
	Attention:	Mr Mohammed A AlQatari
	Email:	m.alqatari@retaaj.net; talal@retaaj.net; safzal@tracoksa.com

(B)	201 Ocean Drive
#01-17 The Azure
Singapore 098584
Republic of Singapore
	Attention:	Bengt Hermelin
	Email:	bhermelin@aol.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright (Asia) LLP
One Raffles Quay
34-02 North Tower
Singapore, 048583
Attention:	Gervais Green
Email:	Gervais.green@nortonrosefulbright.com

SECTION 9.04.      Interpretation; Exhibits and Schedules; Certain Definitions.

(a)           The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)           Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(c)           All references herein to “dollars”, “U.S. dollars”, “$”, “US$” or “USD$” shall be deemed to be references to the lawful money of the United States.

(d)           The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and shall include references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.

(e)           All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The Company Disclosure Letter shall be arranged in numbered and lettered sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article III and Article V, and any matter fully and fairly disclosed in any section or subsection shall be deemed to qualify other sections and subsections in Article III or Article V, and for the purposes of this Agreement fully and fairly disclosed shall have the meaning given to it in the Company Disclosure Letter.

(f)            For all purposes hereof:

“Actual Equity Amount” means the Actual Equity Amount as set forth in the Closing Statement and finally determined in accordance with Schedule 3.

“affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.  For purposes of this definition, “control”, when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Applicable Law” means any statute, law (including common law), ordinance, rule or regulation applying to the relevant party.

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks in New York, New York, Singapore, Switzerland and Bermuda, are open for normal banking business.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Benefit Plans” means any legally required or binding employee benefit plan, scheme, policy, practice or contract providing compensation, severance, termination pay, deferred compensation, vacation, paid time off, medical benefits, disability benefits, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind (including, but not limited to, any bonus, deferred compensation, share bonus, share purchase, restricted share, share option or other equity-based arrangement, and any employment, consulting, termination, retention, change in control or severance plan, scheme, program, policy, arrangement or contract), whether written or unwritten, funded or unfunded, in each case, sponsored, maintained, contributed to or required to be contributed to by the Company or any Subsidiary for the benefit of any current or former director, officer, employee, independent contractor or consultant of the Company or any Subsidiary or with respect to which the Company or any Subsidiary may have any Liability, whether actual or contingent.

“Company Debt Facilities” means those agreements and related security agreements listed in Section 9.4(f)(i) of the Company Disclosure Letter.

“Company Disclosure Letter” means the disclosure letter dated on or prior to the date of this Agreement and delivered by the Company to, and acknowledged by, the Purchaser in connection with this Agreement, together with all of the documents contained in the Disclosure Bundle.

“Company Material Adverse Effect” means any of the following events occurring with respect to the Company or any Subsidiary:  (i) the permanent loss of any Vessel (whether or not covered by insurance); (ii) any Release of petroleum products by one of the Vessels that is reasonably likely to result in remediation costs in excess of $2.5 million (whether or not covered by insurance); (iii) any event that is reasonably likely to reduce the Actual Equity Amount (as calculated in accordance with this Agreement) by an amount in excess of $5 million; (iv) a cost to remedy or the creation of a new Liability of the Company or any Subsidiary in excess of $5 million; or (v) the reduction in the value of assets of the Company or any Subsidiary by an amount in excess of $5 million in the aggregate.  Notwithstanding the foregoing, the following events shall not be taken into account when determining the amounts in clauses (iii) or (v) above: (A) any change, development, event or occurrence arising out of or relating to general economic or financial market conditions, (B) any change, development, event or occurrence affecting the crude oil shipping industry generally, (C) changes in Applicable Law, SFRS or IFRS, (D) any change, development, event or occurrence arising out of or relating to natural catastrophe events, acts of terrorism, war (whether or not declared) or other hostilities (other than any such change, development, event or occurrence which directly affects one of the Vessels), (E) the announcement and pendency of this Agreement and the transactions contemplated hereby, (F) any action or failure to act on the part of Sellers or the Company or any Subsidiary required by this Agreement or requested or consented to in writing by Purchaser and (G) any action on the part of Purchaser or any of Purchaser’s affiliates, to the extent that any such effect described in the preceding clauses does not materially and disproportionately affect the Company and the Subsidiaries, taken as a whole, relative to other persons engaged in the shipping of crude oil.

“Contract” means any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement.

“Disclosure Bundle” means all documents and other information included in the index attached to the Company Disclosure Letter, copies of which have been made available by the Company or the Sellers or their advisers to Purchaser or its advisers and are included in the physical disclosure bundle and initialed by the parties hereto on the date hereof.

“Employee” means any current or former employee of the Company or any Subsidiary.

“Environmental Laws” means all in force laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, Permits, treaties or binding Contracts issued, promulgated or entered into by any Governmental Entity which are applicable to the Company or any Subsidiary or any of their respective assets or businesses and which relate in any way to the environment, preservation or reclamation of natural resources, the presence, management, Release of, or exposure to, Hazardous Materials, or to human health and safety.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Employees” means Bengt Hermelin, Borzou Aram, Joan Blake, Rakesh Lamba, Navinder Singh and Celina Yeo.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any rules, regulations and guidance promulgated thereunder.

“Fundamental Company Warranties” means those Warranties set out in Section 3.01(a), Section 3.02(a) to (d) (inclusive) and Section 3.07(a).

“Fundamental Seller Warranties” means those Warranties set out in Section 2.01, Section 2.02, Section 2.03 and Section 2.06.

“Goodwood” means Goodwood Ship Management Pte. Ltd.

“Goodwood JV” means the joint venture agreement relating to Goodwood between the Company, Grover Shipping (Bahamas) Ltd, Ashok Ramkrishna Sabnis and Goodwood dated 31 December 2008.

“Goodwood Shares” means the 280,000 ordinary shares in the capital of Goodwood held by the Company.

“Governmental Entity” means any government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, phthalates, lead, mercury, chromium, hazardous or toxic substances and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law.

“IFRS” means International Financial Reporting Standards, as promulgated by the International Accounting Standards Board.

“Intellectual Property” means any patent (including all reissues, divisions, continuations and extensions thereof), patent application, patent right, trademark, trademark registration, trademark application, servicemark, trade name, business name, brand name, copyright, copyright registration, design, design registration, domain name registrations (if any) or any right to any of the foregoing.

“Liability” means any and all liabilities, obligations, debts and commitments of any kind, character or description.

“Liens” means any mortgage, lien, charge, encumbrance, pledge or security interest of any kind.

“Losses” means loss, liability, claim, damage or expense (other than legal fees and expenses).

“Maritime Guideline” means any rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Vessel, and to which a Vessel is subject, imposed or published by any Governmental Entity, the International Maritime Organization, such Vessel’s classification society or the insurer of such Vessel.

“New Service Contracts” means the new three-year employment contracts to be entered into between the Existing Employees and the Company.

“Non-Vessel Subsidiaries” means Samco Alpha Ltd., Samco Beta Ltd. and Samco (Cayman) Ltd., details of which are set out in Part B of Schedule 2.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“POA Sellers” mean each of Baho Abdullah T Bakhsh, Hawazen Abdullah T Bakhsh, Omnia Abdullah T Bakhsh and Samaual Abdullah T Bakhsh.

“Poten Arrangements” means the agreement between the Sellers and Poten & Partners relating to the payment by the Sellers to Poten & Partners of a broker fee in the event the Acquisition reaches financial and legal closing.

“Provisional Equity Amount” means $317,005,000.

“Regulatory Approvals” means any approvals, filings or notifications required by any Governmental Entity having jurisdiction over the Company, the Subsidiaries, Sellers, or Purchaser in connection with the consummation of the transactions contemplated by this Agreement.  As of the date of this Agreement, the parties hereto do not believe any such approvals, filings or notifications exist.

“Release” means any actual release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

“Relevant Claim” means a claim by Purchaser under or in respect of this Agreement, including any claim with respect to any breach of warranty, covenant or agreement of Sellers contained in this Agreement.

“Respective Percentage” means, in respect of any Seller, the percentage set out against their name in column (E) of the table in Schedule 1.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SFRS” means Singapore Financial Reporting Standards, as promulgated by the Accounting Standards Council of Singapore.

“Singapore Companies Act” means the Companies Act, Chapter 50 of Singapore.

“Singapore Properties” means:  (a) the office premises sub-leased and leased by the Company at #02-23/24, 20 Science Park Road,  Teletech Park, Singapore Science Park II, Singapore 117674 pursuant to a tenancy agreement between the Company and Teletech Park Pte. Ltd.; and (b) the residential premises occupied by certain employees and for which the Company is the named tenant in the associated tenancy agreements.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.

“Tax” means (a) all taxes, charges, fees, duties, customs, tariffs, imposts, payments in lieu, levies or other assessments or charges in the nature of a tax or any other similar payment imposed by any Taxing Authority, including income, license, recording, occupation, environmental, customs duties, single business, margin, unemployment, disability, mortgage, inventory, alternative or add-on minimum, profits, receipts, premium, excise, property, sales, use, transfer, franchise, payroll, withholding, social security, estimated or other taxes and (b) any interest, penalty, fine or addition to any of the foregoing, whether disputed or not.

“Tax Return” means any national, local, provincial or state Tax report, return (including information return), claim for refund, election, notice, estimated Tax filing, declaration, statement, schedule, form, request or other document (including any related or supporting information or any amendment to any of the foregoing) supplied to, required to be filed with or required to be maintained by any Taxing Authority with respect to Taxes, including any return or filing made on a consolidated, group, combined, unified or affiliated basis.

“Taxing Authority” means any Governmental Entity having primary jurisdiction over the assessment, determination, collection or imposition of any Tax on the Company or any Subsidiary.

“Third Party Consents” means the Consents of third parties listed in Section 9.4(f)(ii) of the Company Disclosure Letter.

“UK Bribery Act” means the U.K. Bribery Act 2010, as amended, and any rules, regulations and guidance promulgated thereunder.

“Vessel” or “Vessels” means the vessels owned by the Company or its Subsidiaries as set out in Schedule 2, Part D.

SECTION 9.05.      Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

SECTION 9.06.      Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07.      Entire Agreement.

(a)           This Agreement, the Company Disclosure Letter and the Confidentiality Agreement, along with the Schedules and Exhibits hereto and thereto, constitute the whole and only agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements, whether oral or in writing, among the parties relating to the subject matter hereof.

(b)           Each party hereto acknowledges that, in entering into this Agreement, it is not relying upon any pre-contractual statement that is not set forth in this Agreement, the Company Disclosure Letter or the Confidentiality Agreement, along with the Schedules and Exhibits hereto and thereto, and that, except in the case of fraud, no party hereto shall have any right of action against any other party hereto arising out of or in connection with any pre-contractual statement, except to the extent that such statement is repeated in this Agreement, the Company Disclosure Letter or the Confidentiality Agreement, along with the Schedules and Exhibits thereto.

(c)           For the purposes of this Section 9.07, “pre-contractual statement” means any agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, and any draft of any of the foregoing, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the time at which this Agreement becomes legally binding.

SECTION 9.08.      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Applicable Law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.08 with respect thereto.  Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

SECTION 9.09.      Enforcement; Arbitration.  (a)  The parties agree that irreparable damage may occur in the event that any of the material provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity.  The right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of Sellers or Purchaser would have entered into this Agreement.  Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.09 shall not be required to provide any bond or other security in connection with any such order or injunction, and the party opposing such injunction or injunctions hereby agrees that it shall not contest the amount or absence of any such bond or other security requested or offered by the party seeking such injunction or injunctions.

(b)           Any dispute arising out of or in connection with this Agreement or the Company Disclosure Letter, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the arbitration rules of the International Chamber of Commerce (the “ICC”), which rules are deemed to be incorporated by reference into this Section 9.09 (the “ICC Rules”).  The number of arbitrators shall be three.  Purchaser shall nominate one arbitrator and Sellers shall jointly nominate one arbitrator in accordance with the ICC Rules, and the President of the arbitral tribunal shall be jointly nominated by the two party-nominated arbitrators.    If the party-nominated arbitrators fail to jointly nominate the President within 30 days of their confirmation as arbitrators, either of Sellers or Purchaser may request the ICC International Court of Arbitration to appoint the President.  The seat, or legal place, of arbitration shall be London.  The language to be used in the arbitral proceedings shall be English.  The governing law of the arbitration agreement shall be the laws of England and Wales.

(c)            Any award rendered by the arbitrators shall be final, binding and unappealable, except as provided under the governing law, and judgment may be entered on any such award by any court having competent jurisdiction.

(d)            In its award the arbitrators shall allocate, in their discretion, among the parties to the arbitration all costs of the arbitration, including the fees and expenses of the arbitrators and reasonable attorney’s fees, costs and expert witness expense of the parties.

(e)            Each Seller irrevocably appoints Norose Notices Limited of 3 More London Riverside, London SE1 2AQ as its agent in England for service of process in relation to any court proceedings pursuant to subclause (a) or (c) above.

(f)            Purchaser irrevocably appoints Cravath, Swaine & Moore LLP of CityPoint, One Ropemaker Street, London EC2Y 9HR, as its agent in England for service of process in relation to any court proceedings pursuant to subclause (a) or (c) above.

SECTION 9.10.      Governing Law.  This Agreement, and all matters, claims or causes of action (whether in contract or tort) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of England and Wales, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 9.11.      Waiver of Jury Trial.  Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby.  Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 9.11.

SECTION 9.12.      Language.  The language of this Agreement and the transactions contemplated hereby is English and all notices to be given in connection with this Agreement must be in English.  All demands, requests, statements, certificates or other documents or communications to be provided in connection with this Agreement and the transactions contemplated hereby must be in English or accompanied by a certified English translation, in which case the English translation shall prevail unless the document or communication is a statutory or other official document or communication.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Sellers and Purchaser have duly executed this Agreement as of the date first written above.

SIGNED by SVEIN MOXNES HARFJELD for and on behalf of DHT HOLDINGS, INC., in the presence of:	) ) ) )	/s/ Svein Moxnes Harfjeld ………………………………………………………..………..…… (Authorised Signatory)
………………………………………………… Witness name: Address:

SIGNED by BENGT AXEL OLOF HERMELIN as duly authorized attorney for SAMAUAL ABDULLAH T BAKHSH in the presence of:	) ) ) )	/s/ Bengt Axel Olof Hermelin ………………………………………………..………..…………………...
……………………………………………….... Witness name: Address:

[Signature Page to Share Purchase Agreement]

SIGNED by BENGT AXEL OLOF HERMELIN as duly authorized attorney for BAHO ABDULLAH T BAKHSH in the presence of:	) ) ) )	/s/ Bengt Axel Olof Hermelin …………………..………..………………………………………………...
……………………………………………….... Witness name: Address:

SIGNED by BENGT AXEL OLOF HERMELIN as duly authorized attorney for HAWAZEN ABDULLAH T BAKHSH in the presence of:	) ) ) )	/s/ Bengt Axel Olof Hermelin ……………………………………..………..……………………………...
……………………………………………….... Witness name: Address:

[Signature Page to Share Purchase Agreement]

SIGNED by BENGT AXEL OLOF HERMELIN as duly authorized attorney for OMNIA ABDULLAH T BAKHSH in the presence of:	) ) ) )	/s/ Bengt Axel Olof Hermelin ……………………………………..………..……………………………...
………………………………………………… Witness name: Address:

SIGNED by BENGT AXEL OLOF HERMELIN in the presence of:	) )	/s/ Bengt Axel Olof Hermelin ……………………………………..………..……………………………...
………………………………………………… Witness name: Address:

[Signature Page to Share Purchase Agreement]

INDEX OF DEFINED TERMS

Term	Section
Acquisition	Section 1.01(c)
Actual Equity Amount	Section 9.04(f)
affiliate	Section 9.04(f)
Agreement	Preamble
Applicable Law	Section 9.04(f)
Audited Financial Statements	Section 3.05(a)
Balance Sheet Date	Section 3.05(a)
Business Day	Section 9.04(f)
Closing	Section 1.03
Closing Date	Section 1.03
Code	Section 9.04(f)
Company	Recitals
Company Articles	Section 3.01(b)
Company Benefit Plans	Section 9.04(f)
Company Debt Facilities	Section 9.04(f)
Company Disclosure Letter	Section 9.04(f)
Company Material Adverse Effect	Section 9.04(f)
Company Memorandum of Association	Section 3.01(b)
Confidentiality Agreement	Section 5.03
Consent	Section 2.04(b)
Contract	Section 9.04(f)
control	Section 9.04(f)
controlled	Section 9.04(f)
controlling	Section 9.04(f)
Disclosure Bundle	Section 9.04(f)
Employee	Section 9.04(f)
Environmental Laws	Section 9.04(f)
Escrow Agent	Section 1.04(d)
Escrow Agreement	Section 1.04(d)
Escrow Amount	Section 1.04(d)
Escrow Fund	Section 1.04(d)
Exchange Act	Section 9.04(f)
Existing Employees	Section 9.04(f)
Existing Service Contracts	Section 3.15(a)
FCPA	Section 9.04(f)
Financial Statements	Section 3.05(c)
Fundamental Company Warranties	Section 8.01(a)
Fundamental Seller Warranties	Section 8.01(a)
Goodwood	Section 9.04(f)
Goodwood Audited Financial Statements	Section 3.05(e)
Goodwood JV	Section 9.04(f)
Goodwood Shares	Section 9.04(f)

1

Term	Section
Goodwood Unaudited Management Accounts	Section 3.05(e)
Governmental Entity	Section 9.04(f)
Hazardous Materials	Section 9.04(f)
ICC	Section 9.09(b)
ICC Rules	Section 9.09(b)
IFRS	Section 9.04(f)
Initial Purchase Price	Section 1.01(c)(i)
Intellectual Property	Section 9.04(f)
Judgment	Section 2.04(a)
Legal Restraint	Section 6.01(a)
Liability	Section 9.04(f)
Liens	Section 9.04(f)
Listed Contract	Section 3.10(b)
Losses	Section 9.04(f)
Maritime Guideline	Section 9.04(f)
Maximum Liability Amount	Section 8.01(a)
New Service Contracts	Section 9.04(f)
Non-Vessel Subsidiaries	Section 9.04(f)
Ordinary Shares	Section 3.02(a)(i)
Outside Date	Section 7.01(a)(ii)(1)
Permits	Section 3.11(a)
Permitted Liens	Section 3.07(a)
person	Section 9.04(f)
POA Attorney	Recitals
POA Sellers	Section 9.04(f)
Poten Arrangements	Section 9.04(f)
Power of Attorney	Recitals
pre-contractual statement	Section 9.07(c)
Proceeding	Section 3.11(c)
Provisional Equity Amount	Section 9.04(f)
Purchase Price	Section 1.01(c)
Purchaser	Preamble
Purchaser Equity Financing	Section 5.09
Purchaser Material Adverse Effect	Section 4.01
Regulatory Approvals	Section 9.04(f)
Release	Section 9.04(f)
Relevant Claim	Section 9.04(f)
Respective Percentage	Section 9.04(f)
SEC	Section 9.04(f)
Securities Act	Section 9.04(f)
Seller	Preamble
Seller Material Adverse Effect	Section 2.04(a)
Seller Shares	Recitals

2

Term	Seller
Sellers	Preamble
Sellers Representative	Section 1.04(d)
Sellers Warranties	Article III
SFRS	Section 9.04(f)
Shares	Recitals
Singapore Companies Act	Section 9.04(f)
Singapore Properties	Section 9.04(f)
subsidiary	Section 9.04(f)
Subsidiary	Section 3.01(a)
Tax	Section 9.04(f)
Tax Return	Section 9.04(f)
Taxing Authority	Section 9.04(f)
Third Party Claim	Section 8.04(a)
Third Party Consents	Section 9.04(f)
Transfer Taxes	Section 5.05(b)
UK Bribery Act	Section 9.04(f)
Unaudited Financial Statements	Section 3.05(c)
Vessel	Section 9.04(f)
Vessels	Section 9.04(f)
Voting Company Debt	Section 3.02(b)
Year End Balance Sheet	Section 3.06(a)

3

Schedule 1
List of Sellers
A	B	C	D	E
Seller	Address	Number of Sale Shares held	Amount of Initial Purchase Price (less Amount of Escrow Amount)	Respective Percentage
SAMAUAL ABDULLAH T BAKHSH			$118,561,900

BAHO ABDULLAH T BAKHSH			$59,280,950

HAWAZEN ABDULLAH T BAKHSH			$59,280,950

OMNIA ABDULLAH T BAKHSH			$59,280,950

BENGT AXEL OLOF HERMELIN			$15,600,250
Total			$312,005,000

4

Schedule 2

Company and Subsidiaries

Part A – The Company

Date and place of incorporation	25 July 2008 Singapore
Registered number	200814598E
Registered office	80 Raffles Place #32-01 UOB Plaza Singapore (048624)
Issued share capital	5100 Ordinary Shares fully paid
Directors	Bengt Axel Olof Hermelin (Managing Director) Samaual Abdullah T Bakhsh Omnia Abdullah T Bakhsh Loke Mun-Tze Jacqueline Joelle
Secretary	M Sivaananthan Loke Mun-Tze Jacqueline Joelle

5

Part B – The Subsidiaries

Name	SAMCO GAMMA LTD.
Date and place of incorporation	1 May 2001 – Cayman Islands
Registered number	109904
Authorised share capital	USD$50,000
Issued share capital	300 Ordinary Shares fully paid
Shareholder	No & class of shares	Registered holder	Beneficial owner
	300 Ordinary Shares	Samco Shipholding Pte. Ltd.	Samco Shipholding Pte. Ltd.
Directors	Verita Limited (Chairman and Director); Integra Limited (Director)
Secretary	Reid Services Limited

Name	SAMCO DELTA LTD.
Date and place of incorporation	14 JANUARY 2004 – Cayman Islands
Registered number	132067
Authorised share capital	USD$50,000
Issued share capital	200 Ordinary Shares fully paid
Shareholder	No & class of shares	Registered holder	Beneficial owner
	200 Ordinary Shares	Samco Shipholding Pte. Ltd.	Samco Shipholding Pte. Ltd.
Directors	Verita Limited (Chairman and Director); Integra Limited (Director)
Secretary	Reid Services Limited

Name	SAMCO EPSILON LTD.
Date and place of incorporation	14 JANUARY 2004 – Cayman Islands
Registered number	132064
Authorised share capital	USD$50,000
Issued share capital	200 Ordinary Shares fully paid
Shareholder	No & class of shares	Registered holder	Beneficial owner
	200 Ordinary Shares	Samco Shipholding Pte. Ltd.	Samco Shipholding Pte. Ltd.
Directors	Verita Limited (Chairman and Director); Integra Limited (Director)
Secretary	Reid Services Limited

6

Name	SAMCO ETA LTD.
Date and place of incorporation	9 JULY 2008 – Cayman Islands
Registered number	213929
Authorised share capital	USD$50,000
Issued share capital	300 Ordinary Shares fully paid
Shareholder	No & class of shares	Registered holder	Beneficial owner
	300 Ordinary Shares	Samco Shipholding Pte. Ltd.	Samco Shipholding Pte. Ltd.
Directors	Verita Limited (Chairman and Director); Integra Limited (Director)
Secretary	Reid Services Limited

Name	SAMCO KAPPA LTD.
Date and place of incorporation	9 JULY 2008 – Cayman Islands
Registered number	213860
Authorised share capital	USD$50,000
Issued share capital	300 Ordinary Shares fully paid
Shareholder	No & class of shares	Registered holder	Beneficial owner
	300 Ordinary Shares	Samco Shipholding Pte. Ltd.	Samco Shipholding Pte. Ltd.
Directors	Verita Limited (Chairman and Director); Integra Limited (Director)
Secretary	Reid Services Limited

Name	SAMCO THETA LTD.
Date and place of incorporation	9 APRIL 2010 – Cayman Islands
Registered number	239259
Authorised share capital	USD$50,000
Issued share capital	400 Ordinary Shares fully paid
Shareholder	No & class of shares	Registered holder	Beneficial owner
	400 Ordinary Shares	Samco Shipholding Pte. Ltd.	Samco Shipholding Pte. Ltd.
Directors	Verita Limited (Chairman and Director); Integra Limited (Director)
Secretary	Reid Services Limited

7

Name	SAMCO IOTA LTD.
Date and place of incorporation	9 APRIL 2010 – Cayman Islands
Registered number	239276
Authorised share capital	USD$50,000
Issued share capital	300 Ordinary Shares fully paid
Shareholder	No & class of shares	Registered holder	Beneficial owner
	300 Ordinary Shares	Samco Shipholding Pte. Ltd.	Samco Shipholding Pte. Ltd.
Directors	Verita Limited (Chairman and Director); Integra Limited (Director)
Secretary	Reid Services Limited

Name	SAMCO ALPHA LTD.
Date and place of incorporation	14 AUGUST 2000 – Cayman Islands
Registered number	103195
Authorised share capital	USD$50,000
Issued share capital	200 Ordinary Shares fully paid
Shareholder	No & class of shares	Registered holder	Beneficial owner
	200 Ordinary Shares	Samco Shipholding Pte. Ltd.	Samco Shipholding Pte. Ltd.
Directors	Verita Limited (Chairman and Director); Integra Limited (Director)
Secretary	Reid Services Limited

Name	SAMCO BETA LTD.
Date and place of incorporation	14 AUGUST 2000 – Cayman Islands
Registered number	103194
Authorised share capital	USD$50,000
Issued share capital	100 Ordinary Shares fully paid
Shareholder	No & class of shares	Registered holder	Beneficial owner
	100 Ordinary Shares	Samco Shipholding Pte. Ltd.	Samco Shipholding Pte. Ltd.
Directors	Verita Limited (Chairman and Director); Integra Limited (Director)
Secretary	Reid Services Limited

8

Name	SAMCO (CAYMAN) LTD.
Date and place of incorporation	24 MAY 1996 – Cayman Islands
Registered number	66291
Authorised share capital	USD$50,000
Issued share capital	200 Ordinary Shares fully paid
Shareholder	No & class of shares	Registered holder	Beneficial owner
	200 Ordinary Shares	Samco Shipholding Pte. Ltd.	Samco Shipholding Pte. Ltd.
Directors	Verita Limited (Chairman and Director); Integra Limited (Director)
Secretary	Reid Services Limited

9

Part C - Goodwood

Name	GOODWOOD SHIP MANAGEMENT PTE. LTD.
Date and place of incorporation	04/03/2008 Singapore
Registered number	200804341W
Issued share capital	560000 Ordinary Shares fully paid
Shareholder	No & class of shares	Registered holder	Beneficial owner
	280000	Samco Shipholding Pte. Ltd.	Samco Shipholding Pte. Ltd.
	126000	Ashok Ramkrishna Sabnis	-
	154000	Grover Shipping (Bahamas) LTD.	-
Directors	Jan Petter Roed Bengt Axel Olof Hermelin Ashok Ramkrishna Sabnis
Secretary	M Sivaananthan

10

Part D - Vessels

Name of Vessel	Name of Owner	Year Built	Country of registration (flag)	Capacity (DWT) (Scantling)	Classification society	Shipyard of construction
Samco Scandinavia S273	Samco Gamma Ltd.	2006	Republic of the Marshall Islands	318,000	ABS	Hyundai
Samco Europe S274	Samco Delta Ltd.	2007	Republic of the Marshall Islands	318,000	DNV	Hyundai
Samco China S275	Samco Epsilon Ltd.	2007	French International Registry and Republic of Marshall Islands	318,000	DNV	Hyundai
Samco Amazon S501	Samco Eta Ltd.	2011	French International Registry and Republic of Marshall Islands	318,000	DNV	Hyundai
Samco Redwood S502	Samco Kappa Ltd.	2011	French International Registry and Republic of Marshall Islands	318,000	DNV	Hyundai
Samco Sundarbans S556	Samco Theta Ltd.	2012	Republic of the Marshall Islands	318,000	ABS	Hyundai
Samco Taiga S557	Samco Iota Ltd.	2012	Republic of the Marshall Islands	318,000	ABS	Hyundai

11

Schedule 3
Actual Equity Amount Statement

Part A – Preparation

1
The parties shall procure that a draft of the Closing Statement (the “Draft Closing Statement”) shall be prepared by the Chief Financial Officer of the Company in accordance with this Schedule 3 and delivered to each of the Sellers and the Purchaser within three (3) calendar months of Closing.  Each of the Sellers and the Purchaser shall co-operate with the other with regard to the preparation, review, agreement or determination of the Draft Closing Statement and the Closing Statement and shall, subject to reasonable notice, make available during normal office hours to the other and its representatives and accountants all books and records of the Company as the other party may reasonably require.

2	The Draft Closing Statement and the Closing Statement shall:

(a)
be in the form set out in Part B of this Schedule 3 and shall include the assets and liabilities noted therein for the Company and the Subsidiaries on a consolidated basis and include a statement of the Actual Equity Amount; provided that (i) all Tax assets and Tax liabilities included in the Draft Closing Statement and the Closing Statement shall be stated in separate line items therein and (ii) the Draft Closing Statement and the Closing Statement shall not take into account any deferred Tax asset or any deferred Tax liability;

	(b)	be prepared in accordance with the principles and requirements set out in paragraphs 3 and 4 of Part A of this Schedule 3;

(c)
subject to paragraph 2(b) above, be prepared using the same accounting principles, policies, bases, practices and estimation techniques as were used in the preparation of the Unaudited Financial Statements;

	(d)	subject to paragraphs 2(b) and 2(c) above, be prepared on a going concern basis in accordance with SFRS applied in a manner consistent with the Unaudited Financial Statements; and

	(e)	notwithstanding any other provision of this Schedule, provide a value of $580,000,000 for the Vessels line item.

3	The Draft Closing Statement and the Closing Statement shall be drawn up according to the following principles:

(a)
the Draft Closing Statement and the Closing Statement shall be drawn up as at close of business on the Closing Date.  Other than amounts owed to the Escrow Agent by the Sellers pursuant to the Escrow Agreement, no account shall be taken of events taking place after the close of business on the Closing Date, except to the extent that such events provide additional evidence as to the conditions existing at the Closing Date;

12

(b)
Other than amounts owed to the Escrow Agent by the Sellers pursuant to the Escrow Agreement, no account shall be taken of events taking place on the Closing Date to effect Closing of this Agreement or any aspect of it;

(c)
if any costs, fees and expenses incurred by the Company or any Subsidiary (i) associated with obtaining the Third Party Consents on or prior to the Closing Date in accordance with Section 5.04(b) or otherwise or (ii) in respect of work undertaken by the Company’s auditors at the request of the Purchaser or its advisers in connection with the Purchaser Equity Financing in accordance with Section 5.11 or otherwise, have not been paid or reimbursed by Purchaser as of the Closing Date, no account shall be taken in the Draft Closing Statement or the Closing Statement of the effect of such costs, fees or expenses;

(d)	no account shall be taken in the Draft Closing Statement or the Closing Statement for any amount owed or due between the Company and its Subsidiaries, or between one Subsidiary and another Subsidiary.

4
The Draft Closing Statement and the Closing Statement shall be expressed in thousands of US Dollars (USD ‘000).  Amounts in other currencies shall be translated into US Dollars based on the prevailing exchange rate as at the Closing Date as derived from the website, www.oanda.com.

5
As soon as practicable after the delivery of the Draft Closing Statement to the Sellers and the Purchaser in accordance with paragraph 1, and in any event within 60 calendar days of such delivery (the “Review Period”), the Sellers and the Purchaser shall review the Draft Closing Statement and each shall inform the other in writing of what adjustments (if any) they each propose be made to the Draft Closing Statement in order for the Draft Closing Statement to comply with the provisions of this Schedule 3.

6
If neither the Sellers or the Purchaser proposes any adjustments to the Draft Closing Statement in writing within the Review Period or each confirms to the other that it has no adjustments to propose to the Draft Closing Statement within the Review Period, the Draft Closing Statement and the amount of the Actual Equity Amount specified in such Draft Closing Statement shall be the Closing Statement and the Actual Equity Amount as determined respectively for all purposes of this Agreement, shall be final and binding on the parties and shall not be subject to question on any ground whatsoever.

7
If, during the Review Period, either the Purchaser or the Sellers give written notice to the other(s) in accordance with paragraph 5 of adjustments proposed to be made to the Draft Closing Statement or any item thereof (a “Disagreement Notice”), and the other party agrees with all of the adjustments proposed, such adjustments shall be included in the Draft Closing Statement and the Draft Closing Statement (as so adjusted) and the amount of the Actual Equity Amount specified in such Draft Closing Statement shall be the Closing Statement and the Actual Equity Amount as determined respectively for all purposes of this Agreement, shall be final and binding on the parties and shall not be subject to question on any ground whatsoever.

13

8
If any party does not agree with any of the adjustments proposed by any other party in any Disagreement Notice within 30 calendar days of delivery to it of a Disagreement Notice, the Sellers and the Purchaser shall agree in writing (the “Joint Disagreement Notice”) which aspects of the Draft Closing Statement should be referred for determination to KPMG LLP or, if it is unable or unwilling to act in such capacity, PricewaterhouseCoopers LLP, or such other accountants as shall be agreed in writing by Purchaser and Sellers (the “Reporting Accountants”).  The Joint Disagreement Notice shall set out each party’s objections and attach any such information and material as is necessary to support such objections.  Such matter or matters as set out in the Joint Disagreement Notice (but no other matters) shall then be referred by the Purchaser and the Sellers jointly to the Reporting Accountants for determination.

9
If the Sellers and the Purchaser are unable to agree on the terms of the Joint Disagreement Notice within 30 calendar days of delivery to the others of a Disagreement Notice, any of the Sellers or the Purchaser may by notice to the other parties require that the Draft Closing Statement be referred to the Reporting Accountants (the “Appointment Notice”).

10	The Reporting Accountants shall determine the dispute on the following basis:

(a)
the Reporting Accountants shall be instructed to notify the Sellers and the Purchaser of their determination of any matter specified in the Joint Disagreement Notice or (in the case where the parties are unable to agree on the terms of the Joint Disagreement Notice) the Purchaser’s Disagreement Notice and/or the Sellers’s Disagreement Notice within 30 calendar days of the Joint Disagreement Notice or the Appointment Notice being served (as the case may be);

(b)
each of the Sellers and the Purchaser shall be entitled to make written submissions to the Reporting Accountants, but subject thereto the Reporting Accountants shall have power to determine the procedure to be followed in relation to their determination;

(c)
in making their determination the Reporting Accountants shall act as experts and not as arbitrators, their decision as to any matter of fact referred to them for determination shall be final and binding in all respects on the parties and shall not be subject to question on any ground whatsoever (save in the event of manifest error (in which case the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction)); and

(d)
the fees and expenses (including the cost of any value-added, sales or similar Tax) of the Reporting Accountants shall be borne equally between the Purchaser (on the one hand) and the Sellers (on the other hand).

11	The determination of the Reporting Accountants pursuant to paragraphs 8 to 11 shall:

(a) be made in writing and delivered to the Sellers and the Purchaser; and

14

	(b)	unless otherwise agreed in writing by the Sellers and the Purchaser, include reasons for each relevant determination.

12
The Purchaser and the Sellers shall enter into an appropriate form of appointment of the Reporting Accountants as soon as reasonably practicable (and in any event within 10 Business Days) following the  delivery of the Joint Disagreement Notice or the Appointment Notice (as the case may be) and the Purchaser and Sellers shall act reasonably in agreeing the terms and conditions of such appointment, including in respect of fees and any exclusions and limitations of liability where it can be reasonably demonstrated that such terms and conditions reflect market standard provisions for such appointments.

13
Following any determination by the Reporting Accountants pursuant to paragraphs 8 to 11, the Purchaser and Sellers shall jointly incorporate into and reflect in the Draft Closing Statement the matters determined by the Reporting Accountants and the Draft Closing Statement (as so adjusted) and the amount of the Actual Equity Amount stated in such Draft Closing Statement shall be the Closing Statement and the Actual Equity Amount respectively for all purposes of this Agreement and shall be final and binding on the parties and shall not be subject to question on any ground whatsoever (save in the event of manifest error (in which case the relevant part of the Reporting Accountant’s determination shall be void and the matter shall be remitted to the Reporting Accountants for correction)).

14	Until the Actual Equity Amount has been determined pursuant to this Schedule 3, the Sellers and the Purchaser shall respectively:

(a)
co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Schedule 3.  In particular, the Purchaser shall, subject to reasonable notice, make available during normal office hours to the Reporting Accountants all books and records relating to the Company and the Subsidiaries as the Reporting Accountants may reasonably request during the period from the appointment of the Reporting Accountants down to the making of the relevant determination; and

(b)
generally provide the Reporting Accountants with such other information and assistance as they may reasonably require (including access to and assistance at reasonable times from personnel employed by the Sellers, the Company or the Purchaser, as the case may be).

15
Nothing in this Schedule 3 shall entitle a party or the Reporting Accountants access to any information or document which is protected by legal professional privilege or litigation privilege, provided that neither the Sellers nor the Purchaser shall be entitled to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

15

16
Each of the Sellers and the Purchaser shall, and shall procure and ensure that its accountants and other advisers and the Reporting Accountants shall, keep all information and documents provided to them pursuant to this Schedule 3 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Draft Closing Statement, the Closing Statement, any Disagreement Notice, any Joint Disagreement Notice or any Appointment Notice, the proceedings of the Reporting Accountants or another matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.  For the avoidance of doubt, the foregoing shall not limit or in any way restrict the disclosure or use by Purchaser or its affiliates of the Audited Financial Statements or the Unaudited Financial Statements.

16

Part B - Form of Actual Equity Statement

		30 June 2014		Closing Date
		USD’000		USD’000
Non-current assets
Vessels		580,000		580,000
Property, plant and equipment		19
Subsidiaries		0
Associates and Joint Ventures		963
		580,982

Current assets
Assets held for sale		0
Inventory		2,190
Trade and other receivables		14,613
Cash and cash equivalents		58,748
		75,551

Total assets		656,533

Non-current liabilities
Loans and borrowings		269,989
Derivative financial liabilities		8,082
		278,071

Current liabilities
Trade and other payables		8,540
Loans and borrowings		48,677
Derivative financial liabilities		4,233
Taxation payable		7
		61,457
Total liabilities		339,528

Net assets		317,005

Provisional Equity Amount	USD	317,005,000	Actual Equity Amount

17

Exhibit A

Form of Escrow Agreement

Exhibit A

Confidential	EXECUTION COPY

Dated	September 2014

BENGT AXEL OLOF HERMELIN
(AS TRUSTEE FOR THE SELLING SHAREHOLDERS OF
SAMCO SHIPHOLDING PTE. LTD.)

and

DHT HOLDINGS, INC.

and

ING BANK N.V., SINGAPORE BRANCH

ESCROW AGREEMENT

Contents

Clause	Page

1	Interpretation	1
2	Appointment and Fess	2
3	Escrow Account	3
4	Payment of the Escrow Sum into the Escrow Account	3
5	Release from Escrow Account and Termination	3
6	Final Payment Date	4
7	Notices	5
8	Duration and Termination	6
9	Miscellaneous	7
10	Governing law	8
11	Jurisdiction	8

Schedule 1 Escrow Account and Conditions		10
Schedule 2 Authorised Signatories and Call Back		11
Schedule 3 Relevant Instruction		13

THIS ESCROW AGREEMENT is dated 9 September 2014 and is made

BETWEEN:

(1)
BENGT OLAF HERMELIN (passport number: 82504892) whose address is at 201 Ocean Drive #01-17, 098584 Singapore) (Bengt Hermelin), in his capacity as trustee for the selling shareholders (Sellers) of Samco Shipholding Pte. Ltd., a private company limited by shares incorporated under the laws of the Republic of Singapore, in accordance with the terms, and for the purposes only, of that certain Share Purchase Agreement, dated September 9, 2014; between the Sellers and DHT (the Share Purchase Agreement);

(2)
DHT Holdings, Inc. a company incorporated in the Marshall Islands (company registration number 39572 whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960) (DHT); and

(3)	ING Bank N.V., Singapore Branch (Escrow Agent or Escrow Bank).

1	Interpretation

1.1	In this Escrow Agreement:

Authorised Signatories means for each of DHT and Bengt Hermelin, the persons set out against their respective names in Schedule 2

Business Day means any day, other than a Saturday or a Sunday, on which commercial banks in New York, Singapore and Bermuda, are open for normal banking business

Escrow Account means the deposit account opened with the Escrow Bank on or before the date of this Escrow Agreement, details of which are set out in Schedule 1

Escrow Agreement means this agreement, its recitals and its schedules

Escrow Sum means the sum of US$5,000,000

Escrow Fund means the amount of the Escrow Sum in the Escrow Account at any time, including any interest thereon

Parties means the parties to this Escrow Agreement, and Party means any one of them

Relevant Instruction means a joint instruction in writing from DHT and Bengt Hermelin in the form set out in Schedule 3

1

US$ or United States Dollar means the lawful currency of the United States of America from time to time

1.2
Any reference to a statute or statutory provision is a reference to it as it is in force for the time being, taking account of any change, extension, consolidation or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.3	Unless the context otherwise requires:

(a)	words in the singular include the plural and words in the plural include the singular;

(b)	words denoting any gender include all other genders;

(c)	any reference to persons includes individuals, bodies corporate, companies, partnerships, unincorporated associations, firms, trusts and all other legal entities;

(d)	any reference to a Party is to a party to this Escrow Agreement; and

(e)	any reference to time shall be to London time.

1.4
Clause headings are for convenience only and do not affect the interpretation of this Escrow Agreement.  Any reference to a clause, sub-clause, paragraph or Schedule is to the relevant clause, sub-clause, paragraph or Schedule of this Escrow Agreement.  The Schedules to this Escrow Agreement shall for all purposes form part of this Escrow Agreement.

2	Appointment and Fees

2.1
DHT and Bengt Hermelin hereby appoint the Escrow Agent as their agent to carry out the tasks assigned to the Escrow Agent in this Escrow Agreement in accordance with its terms, and the Escrow Agent agrees to the terms of that appointment.

2.2
DHT and Bengt Hermelin agree that the consideration for the performance by the Escrow Agent of its obligations under this Escrow Agreement (including the review, negotiation and execution of this Escrow Agreement, opening of the Escrow Account, completion of any know your customer documentation, maintenance of the Escrow Account and all ancillary administrative duties) shall be the fixed fee payment of US$10,000 (the Escrow Fee), payable 50% by DHT and 50% by the Sellers (the Sellers’ Share).  DHT shall pay the full amount of the Escrow Fee to the Escrow Agent simultaneously with the Escrow Sum being deposited in the Escrow Account in accordance with clause 4.1; provided, however, that DHT and Bengt Hermelin agree that the Sellers’ Share shall thereafter be deducted from the Actual Equity Amount (as such term is defined in the Share Purchase Agreement).

2

3	Escrow Account and Conditions

On or before the date of this Escrow Agreement, the Escrow Bank shall set up the Escrow Account with the details set out in Schedule 1 (subject to other Parties entering into all necessary account opening documents as required by the Escrow Bank).

This Escrow Agreement shall take effect on and from the date (the Effective Date) that the Escrow Agent notifies the other Parties that it has received all of the documents and evidence listed in Schedule 1 in form and substance satisfactory to the Escrow Agent. The Escrow Agent shall notify the other Parties promptly upon being so satisfied.

4	Payment of the Escrow Sum into the Escrow Account

4.1
On or before the date of this Escrow Agreement, DHT shall pay the Escrow Sum into the Escrow Account, whereupon the Escrow Sum shall be held by the Escrow Agent in accordance with, and subject to, the provisions of this Escrow Agreement.

4.2	The Escrow Agent undertakes:

(a)	to hold (and dispose of) the Escrow Sum solely on the terms and subject to the conditions of this Escrow Agreement; and

(b)	not to permit any withdrawal to be made from the Escrow Account except in accordance with the provisions of this Escrow Agreement.

5	Release from Escrow Account and Termination

5.1
In the event that DHT and Bengt Hermelin agree in writing as to the release of the Escrow Fund or part thereof, DHT and Bengt Hermelin shall execute and deliver to the Escrow Agent a Relevant Instruction executed by their respective Authorised Signatories only.  The Escrow Agent shall, subject as provided in this Escrow Agreement, as soon as practicable and in any event, no later than 2 Business Days following receipt of the Payment Notice, make the payment or payments provided for in the Payment Notice out of the Escrow Account.

5.2	Any Relevant Instruction must be in writing in the format set out in Schedule 3, and is irrevocable.

5.3
Upon the delivery of the final balance of the Escrow Fund by the Escrow Agent to DHT and Bengt Hermelin as directed by the Parties in accordance with this Escrow Agreement, the Escrow Account shall promptly be closed and this Escrow Agreement and the duties and obligations of the Escrow Agent under this Escrow Agreement shall terminate.

3

5.4	Provided Relevant Instructions are in the form specified in Schedule 3:

(a)
the Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties without inquiry and without requiring substantiating evidence of any kind; and

(b)	the Escrow Agent is authorised to act upon that instruction if the actual or purported signature, regardless of how or by whom affixed, resembles the specimens set out in Schedule 3.

5.5	In no circumstances shall the Escrow Agent be obliged to make any payment from the Escrow Account where this would result in a negative balance on the Escrow Account.

5.6
In the event that pursuant to any binding court order, the Escrow Agent is required to pay out, release or transfer any amount standing to the credit of the Escrow Account, the Escrow Agent is hereby expressly authorised, in its sole discretion, to obey and comply with all such writs, orders or decrees, which it is advised by legal counsel of its own choosing (at cost and expense of the Parties (other than the Escrow Agent)) is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto.

6	Representations and Warranties

Each Party (other than the Escrow Agent) makes the representations and warranties set out in this Clause 6 to the Escrow Agent on the date of this Escrow Agreement.

6.1	Status

a)	(In the case of DHT) It is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

b)	(In the case of DHT) It has the power to own its assets and carry on its business as it is being conducted.

6.2	Non-conflict with other obligations

The entry into and performance by each Party of, and the transactions contemplated by, this Escrow Agreement do not and will not conflict with:

(a)	any law or regulation applicable to such Party;

4

(b)	(in the case of DHT) its constitutional documents; or

(c)	any agreement or instrument binding upon such Party or any of its or any of such Party’s assets.

6.3	Power and authority

Each Party has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Escrow Agreement to which it is a party and the transactions contemplated by the Escrow Agreement.

7	Notices

7.1	A notice or other communication given under or in connection with this Escrow Agreement must be:

(a)	in writing;

(b)	in the English language; and

(c)	sent by a Permitted Method to the Notified Address.

7.2	The Permitted Method means any of the methods set out in column (1) below. A notice given by the Permitted Method will be deemed to be given and received on the date set out in column (2) below.

(1) Permitted Method	(2) Date on which notice deemed given and received
Personal delivery	If left at the Notified Address before 5pm on a Business Day, when left and otherwise on the next Business Day
Recorded delivery or courier	The date on which the notice is signed for or acknowledged.
E-mail, with the notice attached in PDF format	On receipt of an automated delivery receipt or confirmation of receipt from the relevant server if before 5pm on a Business Day and otherwise on the next Business Day

5

7.3	The Notified Address of each of the parties is as set out below:

Name of party	Address	E-mail address	Marked for the attention of:
Bengt Hermelin	201 Ocean Drive #01-17, 098584 Singapore	bhermelin@aol.com	Bengt Hermelin
DHT Holdings, Inc.	DHT Holdings, Inc. Clarendon House 2 Church Street Hamilton HM11 Bermuda With a copy to: Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019	smh@dhtankers.com tpm@dhtankers.com etavzel@cravath.com	Svein Moxnes Harfjeld and Trygve P. Munthe, Co-CEOs Erik Tavzel
ING Bank N.V., Singapore Branch	9 Raffles Place, #19-02 Republic Plaza, Singapore 048619	Lynnette.goh@asia.ing.com SGPAY.PROCESSING@asia.ing.com Copy to: Kane.chung@asia.ing.com Gerbrand.vroegop@asia.ing.com	Lynnette Goh SGPAY PROCESSING Copy to: Kane ChungGerbrand Vroegop

or such other Notified Address as any party may, by notice to the others, substitute for their Notified Address set out above.

8	Duration and Termination

8.1
This Escrow Agreement shall have effect from the date of this Escrow Agreement and shall, subject to the termination of this Escrow Agreement in accordance with its provisions, automatically terminate on the payment of all monies held in the Escrow Account out of the Escrow Account in accordance with the provisions of this Escrow Agreement.

8.2
Termination of this Escrow Agreement will be without prejudice to the completion of transactions entered into prior to termination.  All remedies under this Escrow Agreement shall survive the termination of this Escrow Agreement.

6

8.3	The rights of the Parties under this clause 8 shall be without prejudice to any claim that any Party may have against any other Party for damages for any prior breach of contract.

9	Miscellaneous

9.1	No purported alteration of this Escrow Agreement shall be effective unless it is in writing, refers to this Escrow Agreement and is duly executed by each Party to this Escrow Agreement.

9.2
This Escrow Agreement may be executed in any number of counterparts, and each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but, taken together, they shall constitute one instrument.

9.3	A person who is not a party to this Escrow Agreement has no rights under the Contracts (Rights of Third Parties) Cap. 53B to enforce any of its terms.

9.4
If any part of this Escrow Agreement is found by any court or other competent authority to be invalid, unlawful or unenforceable then such part shall be severed from the remainder of this Escrow Agreement which shall continue to be valid and enforceable to the fullest extent permitted by law.

9.5
Except as otherwise expressly provided in this Escrow Agreement, no Party shall assign, encumber, dispose of or otherwise transfer its rights under this Escrow Agreement or purport to transfer any burden imposed on it under this Escrow Agreement without the prior written consent of the others, and which written consent any Party may withhold in its absolute discretion.

9.6
This Escrow Agreement expressly and exclusively sets forth the duties of Escrow Agent with respect to any and all matters pertinent hereto, and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. This Escrow Agreement constitutes the entire agreement between the Escrow Agent and the other parties hereto in connection with the subject matter of this escrow, and no other agreement entered into between the parties, or any of them, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be referred to herein or deposited with Escrow Agent or the Escrow Agent may have knowledge thereof, and Escrow Agent’s rights and responsibilities shall be governed solely by this Escrow Agreement.

9.7
The Parties (other than Escrow Agent) hereby severally agree to indemnify and hold the Escrow Agent, its affiliates and their officers, employees, successors, assigns, attorneys and agents (each an “Indemnified Party”) harmless from all losses, costs, claims, demands, expenses, damages, penalties and attorney’s fees suffered or incurred by any Indemnified Party or Escrow Agent as a result of anything which it may do or refrain from doing in connection with this Escrow Agreement or any litigation or cause of action arising from or in conjunction with this Escrow Agreement or involving the subject matter hereof or the Escrow Fund; provided that the foregoing indemnification shall not extend to the gross negligence or willful misconduct of Escrow Agent.

7

10	Governing law

10.1	This Escrow Agreement and any non-contractual obligations connected with it shall be governed by and construed in accordance with Singapore law.

10.2
The Parties irrevocably agree that all disputes arising under or in connection with this Escrow Agreement, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Escrow Agreement, regardless of whether the same shall be regarded as contractual claims or not, shall be exclusively governed by and determined only in accordance with Singapore law.

11	Jurisdiction

11.1	The Parties irrevocably agree that the courts of Singapore are to have exclusive jurisdiction, and that no other court is to have jurisdiction to:

(a)
determine any claim, dispute or difference arising under or in connection with this Escrow Agreement, any non-contractual obligations connected with it, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Escrow Agreement, whether the alleged liability shall arise under the law of Singapore or under the law of some other country and regardless of whether a particular cause of action may successfully be brought in the Singapore courts (Proceedings); and

(b)	grant interim remedies, or other provisional or protective relief.

11.2	The Parties submit to the exclusive jurisdiction of the courts of Singapore and accordingly any Proceedings may be brought against the Parties or any of their respective assets in such courts.

11.3	Without prejudice to any other mode of service allowed under any relevant law, DHT:

(a)	irrevocably appoints BSL Corporate Services Pte. Ltd. as its agent for service of process in relation to any proceedings before the Singapore courts in connection with this Escrow Agreement;

8

(b)	agrees that failure by a process agent to notify DHT of the process will not invalidate the proceedings concerned.

This Escrow Agreement has been entered into on the date stated at the beginning of this Escrow Agreement.

9

Signed by:

BENGT AXEL OLOF HERMELIN

.........................................................................

Signed on behalf of:

DHT HOLDINGS, INC.

.........................................................................

Signed on behalf of:

ING BANK N.V., SINGAPORE BRANCH

.........................................................................

10